UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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STANDARD PARKING CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2011

STANDARD PARKING CORPORATION

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 29, 2011
Time:	8:30 a.m., local time
Place:	The Whitehall Hotel 105 East Delaware Place Chicago, Illinois 60611
Proposals:	1. To elect five directors, with the following being the board’s nominees: Charles L. Biggs Karen M. Garrison Robert S. Roath Michael J. Roberts James A. Wilhelm
2. To consider an advisory vote on compensation of our named executive officers;
3. To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers; and
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.
Record Date:	March 11, 2011
Voting Methods:	Written ballot — Complete and return proxy card in the mail In person — Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, our board of directors knows of no other proposals or matters to be presented.

The board of directors recommends a vote FOR items 1, 2, and 4, and a vote of “ONE YEAR” for item 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the meeting.

Only stockholders of record at the close of business on March 11, 2011 will be entitled to notice of, and to vote at, any meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

On behalf of the board of directors:

Robert N. Sacks,
Executive Vice President, General Counsel and Secretary

Chicago, April 5, 2011

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder
Meeting to be Held on April 29, 2011

The proxy statement and annual report to shareholders are available at
http://www.cstproxy.com/standardparking/2011.

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by signing, dating and returning the enclosed proxy card.

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

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GENERAL INFORMATION

The board of directors (the “board”) of Standard Parking Corporation is soliciting your proxy for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 29, 2011. Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are now furnishing proxy materials on the Internet at www.cstproxy.com/standardparking/2011 in addition to mailing paper copies of the materials. These proxy materials are first being mailed and made available via the Internet on or about April 5, 2011, to holders of our common stock, par value $0.001 per share, of record at the close of business on March 11, 2011.

A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2010, accompanies this proxy statement and will be posted on the Internet with this proxy statement. Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at Standard Parking Corporation, Investor Relations, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, or by email at investor_relations@standardparking.com.

We are one of the largest and most diversified providers of outsourced parking facility management services in the United States and Canada. Our services include a comprehensive set of on-site parking management and ground transportation services, and we also provide a range of ancillary services such as airport shuttle operations, taxi and livery dispatch services and municipal meter revenue collection and enforcement. As of December 31, 2010, we managed approximately 2,100 parking facility locations containing over one million parking spaces in approximately 341 cities, operated 25 parking-related service centers serving 64 airports, operated a fleet of approximately 540 shuttle buses and employed a professional staff of approximately 12,000 people.

Our website address is www.standardparking.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Senior Executive Officer Stock Ownership Guidelines, Governance Guidelines for the Board of Directors, Code of Business Conduct, Code of Ethics for Certain Executives, Related-Party Transaction Approval Policy, Whistleblower Policy and the charters of each of the board’s committees. We do not intend for information made available through our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that web site is www.sec.gov.

Our headquarters is located at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@standardparking.com.

We use the terms “Standard Parking,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Standard Parking Corporation and its consolidated subsidiaries, unless the context otherwise requires.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting at 8:30 a.m., local time, on April 29, 2011, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

The board has set March 11, 2011 as the record date for the Annual Meeting. All persons who were registered holders of our common stock at the close of business on that date are stockholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on March 11, 2011, there were 15,785,045 shares of common stock outstanding.

Each stockholder of record will be entitled to one vote per share of common stock on each matter submitted to a vote of stockholders, so long as those votes are represented at the Annual Meeting, either in person or by proxy. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The proxy designates Robert N. Sacks and Jerome L. Pate to vote your shares in accordance with the voting instructions you indicate in your proxy.

If you submit your proxy designating Robert N. Sacks and Jerome L. Pate as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then Robert N. Sacks and Jerome L. Pate will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

You may submit your proxy by mailing us a proxy card. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 12:00 p.m., local time, on April 27, 2011.

Once you have submitted your proxy, you may revoke your proxy before it is voted at the Annual Meeting by submitting a later-dated vote, in person at the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

Your vote is very important to us. If you do not plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your completed proxy card prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in our register of stockholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares, except with respect to the election of directors. Please note that brokers are now prohibited from voting the shares of retail shareholders in either contested or uncontested director elections unless the broker has instructions from the retail shareholder about how to vote. Accordingly, if your shares are held in “street name,” you must instruct your nominee how to vote your shares in the election of directors for your shares to be voted. The rule permits brokers to cast votes in the broker’s discretion for our other routine proposals on behalf of “street name” shareholders who do not return the proxy card to the broker within 10 days prior to the Annual Meeting.

In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should instruct your nominee how to vote those shares on your behalf.

No Dissenters’ Rights of Appraisal or Director Opposition

No rights of appraisal or similar rights of dissenters exist with respect to any matter to be acted upon and the Annual Meeting. As of the date of this proxy statement, we have not been informed in writing that any director intends to oppose any action intended to be taken by us or voted upon at the Annual Meeting.

Quorum and Voting Requirements

The holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

Under Delaware law and our charter and by-laws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required to: approve, by non-binding vote, executive compensation (Proposal 2), and ratify the appointment of our independent registered public accounting firm (Proposal 4). Abstentions and broker non-votes have the same effect as votes cast against Proposals 2 and 4.

The frequency of the advisory vote on executive compensation (Proposal 3) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will therefore have no effect on such vote.

Although the advisory votes on Proposals 2 and 3 are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of shareowner engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We have engaged Morrow & Co., LLC to assist us in the solicitation of proxies. We expect to pay Morrow approximately $8,000 for these services plus expenses. In addition, brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Continental Stock Transfer & Trust Company, our transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

2010 Audited Financial Statements

The financial statements for our year ended December 31, 2010 are included in our Annual Report, which is available at www.cstproxy.com/standardparking/2011 together with this proxy statement. You may also access these materials through our website at www.standardparking.com.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The first proposal scheduled to be voted on at the Annual Meeting is the election of our directors. Our board currently consists of five members who are elected annually. On March 3, 2011, the board set the number of directors to be elected at our 2011 Annual Meeting at five. The Nominating & Corporate Governance Committee of our board has recommended, and our board has nominated, Charles L. Biggs, Karen M. Garrison, Robert S. Roath, Michael J. Roberts and James A. Wilhelm to serve as our directors. Each of these nominees is currently serving as a member of our board. If elected, all nominees will serve a one-year term until our next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF
THE BOARD’S FIVE NOMINEES.

If you submit your proxy designating Robert N. Sacks and Jerome L. Pate as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the election of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the board decides to reduce the number of directors constituting the full board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD MATTERS

Nominees for Director

On March 3, 2011, the board fixed the number of directors to be elected at our 2011 Annual Meeting at five.

In evaluating these director nominees, the Nominating & Corporate Governance Committee has assessed the contribution that the nominee’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. Each of these nominees has a deep understanding of our business and the time, good judgment and integrity to effectively carry out their responsibilities as a director. In addition, each of brings decades of leadership experience and an understanding of finance to our Company.

Set forth below are the biographies of our five director nominees as of March 3, 2011.

Charles L. Biggs
Age: 70 Board Committees: Audit (Chair), Nominating & Corporate Governance	Mr. Biggs has served as a director since June 2004. Mr. Biggs was a consultant for Deloitte Consulting, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, he held various management positions, including National Director of Strategy Services for Deloitte’s strategy arm and chairman of Deloitte/Holt Value Associates. He has served as a director of Qwest Communications International Inc. since April 2004 and is a member of their audit committee, governance committee and is chair of the finance committee. Mr. Biggs also serves on the boards of the Sherman Fairchild Foundation, the Eisenhower Medical Center, and the McCallum Theatre. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Biggs’ experience with finance and technology consulting is a particularly important attribute for a Company director. Mr. Biggs earned his B.S. degree in Industrial Management from Kent State University.

Karen M. Garrison
Age: 62 Board Committees: Audit, Compensation, Nominating & Corporate Governance (Chair)	Ms. Garrison has served as a director since June 2004. She was president of Pitney Bowes Business Services from 1999 to 2004. In her 27 years with Pitney Bowes, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also a director and member of the corporate governance committee and chairperson of the finance committee of The Kaman Corporation. She is a director of Tenet Healthcare and is a member of Tenet’s audit committee and nominating & governance committee. In addition to the qualifications described in the introductory paragraph, our board believes that Ms. Garrison’s experience in the service industry is a particularly important attribute for a Company director. She received her B.S. degree in Accounting from Rollins College in 1983 and her M.B.A. degree from the Florida Institute of Technology in 1986.

Robert S. Roath
Age: 68 Board Committees: Compensation (Chair), Nominating & Corporate Governance	Mr. Roath has served as a director since June 2004, the chair of our compensation committee since April 2010 and as chairman of the board since October 2009. He has been chairman of the advisory board to L.E.K. Consulting, a shareholder-value consulting firm, since May 1997. Mr. Roath retired as chief financial officer of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital Communications Corporation since May 1997 and is chairman of the finance committee and a member of the executive committee. Mr. Roath is also a member of the advisory board of the Robert H. Smith School of Business at the University of Maryland. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Roath’s experience in strategy and finance is a particularly important attribute for a Company director. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and completed the Amos Tuck Executive Development program in 1980.

Michael J. Roberts
Age: 61 Board Committees: Audit, Compensation	Mr. Roberts has served as a director since April 2010. He is the chief executive officer and the founder of Westside Holdings, LLC, a marketing and brand development company. He is the former president and chief operating officer of McDonald’s Corporation, and before assuming this position in November 2004, his previous positions at McDonald’s Corporation included Chief Executive Officer — McDonald’s USA during 2004; President — McDonald’s USA from 2001 to 2004; and President, West Division — McDonald’s USA from 1997 to 2001. Mr. Roberts has served as a director of W.W. Grainger since 2006 and is a member of the board affairs and nominating committee and the compensation committee. Mr. Roberts has also served as a director of Qwest Communications International Inc. since 2009 and is a member of the compensation & human resources committee and nominating & corporate governance committee. He also serves on the board of directors of the Chicago Council on Global Affairs. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Roberts’ broad experience managing a multi-national corporation with over 30,000 locations that serve tens of millions of customers is a particularly important attribute for a Company director. Mr. Roberts received his B.A. degree in Sociology in 1973 from the Loyola University of Chicago.

James A. Wilhelm
Age: 57	Mr. Wilhelm has served as our president since September 2000 and as our Chief Executive Officer and a director since October 2001. Mr. Wilhelm served as our executive vice president — operations from March 1998 to September 1999, and he served as our senior executive vice president and chief operations officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of Standard Parking Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Wilhelm’s experience in the parking management industry is a particularly important attribute for a Company director. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.

Nominations for Director

Identifying Candidates

In evaluating candidates for board membership, the Nominating & Corporate Governance Committee has assessed the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. This Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of the board.

The Nominating & Corporate Governance Committee charter provides that this committee should consider candidates for the board that are gender and age diverse and also possess a diversity of professional experience, education and other individual qualities and attributes in an effort to contribute to board heterogeneity.

All of the board’s independent director nominees at the Annual Meeting have been identified with the assistance of a professional search firm specializing in this type of work.

Shareholder Recommendations

If you would like to recommend a future nominee for board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating & Corporate Governance Committee, c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, Attention: General Counsel and Secretary.

Criteria for Board Membership

The Nominating & Corporate Governance Committee has established certain minimum qualification criteria for our directors, including:

•	The highest personal and professional ethics and integrity, and values, and a commitment to acting in the best interest of the shareholders;

•	An inquisitive and objective perspective and mature judgment;

•	Sufficient time available to fulfill all board and committee responsibilities;

•	Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company’s activities; and

•	Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.

When recommending to the full board the slate of directors nominated for the election at the annual meeting of shareholders, the Nominating & Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating & Corporate Governance Committee may utilize the services of consulting firms to help identify candidates for director who meet the qualifications outlined above.

OUR CORPORATE GOVERNANCE PRACTICES

General

Our business is managed by our employees under the direction and oversight of the board. Except for Mr. Wilhelm, none of our directors is an employee of Standard Parking. We keep board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in board and board committee meetings.

The board has adopted Corporate Governance Guidelines that, along with the charters of the principal board committees and our Code of Business Conduct and Ethics, provide the framework for the governance of the company. A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, our Code of Business Conduct, Code of Ethics and other corporate governance documents may be found on our Investor Relations page at www.standardparking.com. Information contained on our website is not part of this proxy statement. The board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected in the same location on our website.

We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the board has adopted a set of Corporate Governance Guidelines to set a framework within which the board will conduct its business. The Corporate Governance Guidelines are summarized below along with certain other of our governance practices.

Committee Responsibilities

Board committees help the board run effectively and efficiently, but do not replace the oversight of the board as a whole. There are currently three principal Board committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Each committee meets regularly and has a written charter that has been approved by the board. In addition, at each regularly scheduled board meeting, a member of each committee reports on any significant matters addressed by the committee since the last board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Director Independence and Controlled Company Status

Because we were considered a “controlled company” under the NASDAQ rules until May 15, 2009, we were exempt from NASDAQ rules mandating a board of directors to be comprised of a majority of “independent directors” and mandating a compensation committee and nominating committee to be comprised solely of “independent directors.” Despite the “controlled company” exception, our board has been comprised of a majority of independent directors since 2004. We have relied on the NASDAQ “controlled company” exception, however, for committee composition requirements. When a company ceases to be a “controlled company,” the NASDAQ rules permit a company to phase in its compliance with the independent committee requirements. Accordingly, we were required to have a majority of independent members on our Compensation Committee and Nominating & Corporate Governance Committee by August 13, 2009, and all independent members by May 15, 2010. Our Compensation Committee and the Nominating & Corporate Governance Committee had a majority of members who were independent directors as of June 17, 2009, and these two committees have been comprised entirely of independent directors since April 28, 2010. The “controlled company” exception does not modify the independence requirements for our Audit Committee composition; accordingly, our Audit Committee has been comprised entirely of independent directors since 2004 in compliance with the Sarbanes-Oxley Act and the NASDAQ independence rules for audit committees.

On March 3, 2011, the board confirmed that a majority of our director nominees — Messrs. Biggs, Roath and Roberts and Ms. Garrison — have no material relationship with our company that would conflict with the independence requirements of applicable federal law and the NASDAQ rules. The board determined that Mr. Wilhelm is not considered independent because he is our chief executive officer.

Board Leadership Structure

Pursuant to our by-laws, we have appointed a chairman of the board to preside at all meetings of the stockholders and of the board and sees that orders and resolutions of the board are carried into effect and such other duties as the board from time to time prescribes. In addition, pursuant to our by-laws, we have appointed a chief executive officer who serves as our principal executive officer and, in general, supervises and controls all of our business and affairs, unless otherwise provided by the board. The positions of chairman of the board and the principal executive officer are two different individuals: Robert S. Roath, an independent director, serves as the chairman of the board, and James A. Wilhelm serves as the chief executive officer. We believe that separate individuals in these two positions promote better corporate governance and more effective oversight of the principal executive officer by the board.

Board’s Role in Risk Oversight

Our chief administrative officer, Michael K. Wolf, is the executive officer with primary day-to-day risk oversight responsibility. Mr. Wolf reports to our Audit Committee about our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Although the Audit Committee has a responsibility to discuss the guidelines and policies governing the process by which risk assessment and risk management is undertaken, the full board has primary responsibility for risk oversight. As changes occur to our Company’s risk profile, Mr. Wolf routinely updates the board with a description of the particular risk, current risk mitigation efforts and potential risk mitigation efforts. In addition, at least annually the board determines whether:

•	the risk appetite implicit in our business model, strategy, and execution is appropriate;

•	the expected risks are commensurate with the expected rewards;

•	management has effectively implemented a system to manage, monitor, and mitigate risk, and that system is appropriate given our business model and strategy;

•	our risk management system informs the board of the major risks facing us;

•	an appropriate culture of risk-awareness exists throughout our organization; and

•	there is recognition that management of risk is essential to the successful execution of our strategy.

Attendance at Annual Meetings

Absent exigent circumstances, all directors are expected to attend our annual meeting of stockholders. All of our directors serving on our board at the time of our last annual meeting of stockholders, which was held in April 2010, attended such meeting, except for Mr. Roberts who was elected for the first time at this annual meeting and the two directors who were not nominated to serve an additional term.

Formal Closed Sessions

At the conclusion of each regularly scheduled board meeting, the independent directors have the opportunity to meet without our management or the other directors. The chairman leads the discussions.

Board Compensation

Board compensation is determined by the Compensation Committee. Since 2004, board compensation has consisted of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. A more detailed description of current board compensation can be found under the heading “Director Compensation” below.

Stock Ownership Guidelines

In March 2011, our board adopted stock ownership guidelines to better align the interests of our directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our directors are required to achieve ownership of Standard Parking common stock valued at three times their annual retainer paid to directors within three years of joining the board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines.

Effective January 2007, in connection with the implementation of the new performance restricted stock plan for our senior executive officers, the board adopted stock ownership guidelines to align the interest of its key executives with the interest of our stockholders. Subject to limited exceptions, these guidelines require our key executives to maintain ownership of at least sixty percent (60%) of the “net” shares they acquire from the exercise of stock options or the vesting of restricted stock or restricted stock units granted under our Long-Term Incentive Plan after January 2007. “Net” shares are deemed to be those shares that remain after any acquired shares are sold or netted to pay (if applicable) any associated withholding taxes.

A more detailed summary of our stock ownership guidelines can be found through our Investor Relations page at www.standardparking.com. The ownership levels of our executive officers and directors as of March 1, 2011 are set forth in the section entitled “Security Ownership — Beneficial Ownership of Directors and Executive Officers” below.

Outside Advisors

The board and each of its principal committees may retain outside advisors and consultants of their choosing at the company’s expense. The board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the board’s or management’s consent to retain outside advisors.

Transparency

We believe it is important that stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance policies and practices on our Investor Relations page at www.standardparking.com.

Board Effectiveness and Director Performance Reviews

It is important that the board and its committees are performing effectively and in the best interest of the company and our stockholders. The board performs an annual self-assessment, led by the chair of the Nominating & Corporate Governance Committee, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The chair then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate.

Succession Planning

The board recognizes the importance of effective executive leadership to our success, and reviews executive succession planning at least annually. As part of this process, the board reviews and discusses the capabilities of our senior leadership, as well as succession planning and potential successors for members of our executive staff, including the chief executive officer. The process includes consideration of organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Auditor Independence

We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2010 and 2009 and our policy on pre-approval of non-audit services are described under “Proposal No. 4 — Ratification of Independent Registered Public Accounting Firm” below.

Communicating with the Board

The board welcomes your questions and comments. If you would like to communicate directly with our board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. All appropriate communications and concerns will be forwarded to our board or our independent directors as a group, as applicable.

Corporate Hotline

We have established a corporate hotline and web-based reporting application to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern. A copy of our whistleblower policy is set forth on the Investor Relations section of our website.

Conflicts of Interest

We expect our directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive, and employee. In order to better protect us and our stockholders, we regularly review our Code of Business Conduct, Code of Ethics and related policies to ensure that they provide clear guidance to our directors, executives, and employees. In addition, on an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Related-Party Transaction Policy

As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related-party transactions for potential conflicts of interest. On November 2, 2006, the board adopted a formal statement of policy for related-party transactions. The policy requires that the Audit Committee review all transactions between the Company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is available on the Investor Relations portion of our website.

Codes of Conduct and Ethics

We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our chief executive officer, chief financial officer and corporate controller. In addition we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website www.standardparking.com. A copy of these codes of conduct and ethics will be provided to you without charge upon request to investor_relations@standardparking.com.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The board expects that its members will diligently prepare for, attend and participate in all board and applicable committee meetings, and each annual meeting of stockholders. Directors are also expected to become familiar with our management team and operations as a basis for discharging their oversight responsibilities. All directors attended the 2010 annual meeting of shareholders except Mr. Roberts who was first elected at the annual meeting and two directors who did not stand for reelection. During 2010 the board held nine meetings, five of which were held by teleconference. Each of the directors who served during 2010 attended 100% of the board meetings, except Messrs. Holten and Roberts who each missed one meeting during their respective terms.

The independent members of the board held two in-person executive sessions in 2010, which were attended by all of the independent directors.

Committees of the Board

The board has three standing committees to facilitate and assist the board in the execution of its responsibilities. The committees currently are the Audit Committee, the Nominating & Corporate Governance Committee and the Compensation Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com. In addition, each of the charters is attached to this proxy statement: the Audit Committee charter is at Appendix A, the Nominating & Corporate Governance Committee charter is at Appendix B, and the Compensation Committee charter is at Appendix C.

Audit Committee

The Audit Committee has three members: Charles L. Biggs, who serves as Chair, Karen M. Garrison and Michael J. Roberts. The board has determined that each of its members meets the financial literacy and independence requirements of The NASDAQ Stock Market LLC, and that Ms. Garrison and Messrs. Biggs and Roberts each qualify as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. We limit the number of public-company audit committees on which any Audit Committee member may serve to three. Mr. Biggs currently serves on the audit committee of Qwest Communications International Inc. and Ms. Garrison serves on the audit committee of Tenet Healthcare. The board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.

The Audit Committee’s primary duties and responsibilities are to:

•	meet with our independent auditors to review the results of the annual audit and to discuss our financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management’s report with respect to internal control over financial reporting;

•	meet with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q;

•	recommend to the board the independent auditors to be retained by us;

•	oversee the independence of the independent auditors;

•	evaluate the independent auditors’ performance;

•	review and approve the fees of the independent auditors;

•	receive and consider the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs;

•	approve the Audit Committee Report for inclusion in our proxy statement;

•	approve audit and non-audit services provided to us by our independent auditors;

•	consider conflicts of interest and review all transactions with related persons involving executive officers or board members that are reasonably expected to exceed specified thresholds; and

•	meet with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to the Company.

The Audit Committee held eight meetings in 2010, five of which were held by teleconference. Each of the directors who served on the Audit Committee during 2010 attended 100% of the meetings except Mr. Roberts was unable to attend two meetings.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee consists of three directors: Charles L. Biggs, Karen M. Garrison, who serves as Chair, and Robert S. Roath. Our board has determined that all members of this committee are independent. Mr. Biggs currently serves as a member of the corporate governance committee of Qwest Communications International Inc., and Ms. Garrison currently serves as a member of the nominating committee of Tenet Healthcare. The Nominating & Corporate Governance Committee’s primary duties and responsibilities are to:

•	have general responsibility for board selection, including the identification of qualified candidates for board membership, taking into account gender and age diversity as well as diversity of professional experience, education and other individual qualities and attributes that will contribute to board heterogeneity;

•	recommend to the board the directors to serve on each committee of the board;

•	develop and recommend to the board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to the board for its approval;

•	approve all director search firm engagement fees and terms; and

•	prepare a report to be included in our proxy statement and provide reports to the board.

The Nominating & Corporate Governance Committee held one meeting in 2010. Each of the directors who served on the Nominating & Corporate Governance Committee during 2010 attended this meeting.

Compensation Committee

The Compensation Committee consists of three directors: Karen M. Garrison, Robert S. Roath, who serves as Chair, and Michael J. Roberts. Our board has determined that all members of this committee are independent. The Compensation Committee’s primary duties and responsibilities are to:

•	review and discuss with management the Compensation Discussion and Analysis section of the proxy statement;

•	assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives; attracts and retains key executives; links total compensation with business objectives and organizational performance; and provides competitive total compensation opportunities at a reasonable cost;

•	act on behalf of the board in setting executive compensation policy, administer compensation plans approved by the board and stockholders, and make decisions or develop recommendations for the board with respect to the compensation of key executives;

•	review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

•	review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine the CEO’s compensation level based on this evaluation; evaluate the CEO’s and other key executives’ compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the CEO or other executive in past years;

•	review compensation policies and practices applicable to all employees as they related to risk management and determine whether the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect;

•	approve all compensation consultant engagement fees and terms, including engagements with compensation consultants involving services in addition to executive and director compensation; and

•	prepare a report to be included in our proxy statement and provide other regular reports to the board.

The Compensation Committee held five meetings in 2010, three of which were by teleconference, and each of the directors who served on the Compensation Committee during 2010 attended 100% of these meetings.

Compensation Committee Interlocks and Insider Participation

John V. Holten, who was terminated as our Chairman in October 2009, served as a member of our Compensation Committee until April 28, 2010. None of the other members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or Compensation Committee.

EXECUTIVE OFFICERS

The table below sets forth certain information as of March 1, 2011 regarding our executive officers that are not identified in the table under “Board and Corporate Governance Matters — Nominees for Director.”

Name	Age	Position

G. Marc Baumann	55	Executive Vice President; Chief Financial Officer; Treasurer
Thomas L. Hagerman	50	Executive Vice President; Chief Operating Officer
Gerard M. Klaisle	57	Executive Vice President; Chief Human Resource Officer
John Ricchiuto	54	Executive Vice President of Operations
Robert N. Sacks	58	Executive Vice President; General Counsel and Secretary
Edward E. Simmons	61	Executive Vice President of Operations
Steven A. Warshauer	56	Executive Vice President of Operations
Michael K. Wolf	61	Executive Vice President; Chief Administrative Officer; Associate General Counsel

G. Marc Baumann has served as executive vice president, chief financial officer and treasurer since October 2000. Prior to his appointment as our chief financial officer, Mr. Baumann was chief financial officer for Warburtons Ltd. in Bolton, England from January 1993 to October 2000. Mr. Baumann is a certified public accountant and a member of both the American Institute of Certified Public Accountants and the Illinois CPA Society. He received his B.S. degree in 1977 from Northwestern University and his M.B.A. degree from the Kellogg School of Management at Northwestern University in 1979.

Thomas L. Hagerman has served as our executive vice president and chief operating officer since October 2007. He also served as our executive vice president of operations from July 2004 through September 2007, and as a senior vice president from March 1998 through June 2004. He received his B.A. degree in marketing from The Ohio State University in 1984, and a B.A. degree in business administration and finance from Almeda University in 2004.

Gerard M. Klaisle has served as our executive vice president and chief human resource officer since February 2010. He served as our senior vice president — human resources from April 2005 through January 2010. Prior to joining our Company, Mr. Klaisle was senior vice president of human resources for USF Corporation, a trucking and logistics company, from April 2001 through December 2004. Prior to joining USF Corporation, Mr. Klaisle served 18 years with Midas, Inc. where he rose from director of labor relations to senior vice president, human resources. Mr. Klaisle earned a B.S. degree from LeMoyne College in 1975 and his M.B.A. from Loyola University in Chicago in 1979.

John Ricchiuto has served as our executive vice president of operations since December 2002. Mr. Ricchiuto joined Standard Parking in 1980 as a management trainee. He served as vice president — Airport Properties Central from 1993 until 1994, and as senior vice president — Airport Properties Central and Eastern United States from 1994 until 2002. Mr. Ricchiuto received his B.S. degree from Bowling Green University in 1979.

Robert N. Sacks has served as executive vice president, general counsel and secretary since March 1998. Mr. Sacks joined Standard Parking in 1988, and served as general counsel and secretary since 1988, as vice president, secretary, and general counsel from 1989, and as senior vice president, secretary and general counsel from 1997 to March 1998. Mr. Sacks received his B.A. degree, cum laude, from Northwestern University in 1976 and, in 1979, received his J.D. degree from Suffolk University where he was a member of the Suffolk University Law Review.

Edward E. Simmons has served as executive vice president of operations since August 1999 and as senior vice president of operations from May 1998 to July 1999. Mr. Simmons has served as president of SP Plus Security Services, Inc., our affiliate, since 2006. Prior to joining our Company, Mr. Simmons was president, chief executive officer and co-founder of Executive Parking, Inc. Mr. Simmons is currently a member of the International Parking Institute. Mr. Simmons is a past executive board member of the Parking Association of California.

Steven A. Warshauer has served as executive vice president of operations since March 1998. Mr. Warshauer joined Standard Parking in 1982, initially serving as vice president, then becoming senior vice president. Mr. Warshauer received his B.S. degree from the University of Northern Colorado in 1976 with a major in Accounting.

Michael K. Wolf has served as executive vice president, chief administrative officer and associate general counsel since March 1998. Mr. Wolf served as senior vice president and general counsel of Standard Parking from 1990 to January 1998. Mr. Wolf received his B.A. degree in 1971 from the University of Pennsylvania and in 1974 received his J.D. degree from Washington University, where he served as an editor of the Washington University Law Quarterly and was elected to the Order of the Coif.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Compensation Discussion and Analysis discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers listed in the Summary Compensation Table, and places in perspective the data presented in the tables and other quantitative information that follows this section.

Our Compensation Committee has administered our executive compensation program since this Committee was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee’s overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers.

Historically, we have employment agreements with all of our named executive officers. It is customary in the parking industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity, since until 2007 we had no programs with substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.). Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.

We measure stock-based compensation expense at the grant date, based on the fair value of the award, and the expense is recognized over the requisite employee service period (generally, the vesting period) for awards expected to vest (considering estimated forfeitures). Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. It is not anticipated that any executive officer’s annual cash compensation will exceed $1 million, and we accordingly have not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Compensation Objectives

Our current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business; (2) motivate performance to achieve specific strategic and operating objectives of our Company; and (3) align executives’ interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for named executive officers include a base salary, an annual bonus opportunity in the form of the Management Incentive Compensation Program, perquisites and personal benefits, a long-term equity incentive opportunity, retirement benefits, severance protection for certain terminations of the named executive officers’ employment and other post-termination benefits payable upon retirement, death or disability.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Objective	Compensation Element

Attract and retain qualified executives	Short Term / Annual
• Base Salary
• Annual Bonus / Management Incentive Compensation Program
• Perquisites and Personal Benefits
Long Term
• Career Restricted Stock Unit Program
• Retirement Benefits and Deferred Compensation
Motivate performance to achieve specific strategies and operating objectives	Short Term / Annual
• Annual Bonus / Management Incentive Compensation Program
Long Term
• Career Restricted Stock Unit Program
Align named executive officers’ and stockholders’ long- term interests	Long Term • Career Restricted Stock Unit Program

The Compensation Committee reviews the executive compensation program and named executive officer compensation on an annual basis. The use and relative contribution of each compensation element is based on a subjective determination by the Compensation Committee of the importance of each compensation element in supporting our financial and strategic objectives after taking into consideration the recommendations of our chief executive officer.

As illustrated by the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance. We believe that in order to attract and retain top-caliber executives, we need to provide them with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term components allows us to achieve our dual goals of attracting and retaining executives.

Our annual bonus opportunity is primarily intended to motivate named executive officers’ performance to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain executives. Our career restricted stock unit program, as described below, is primarily intended to align named executive officers’ long-term interests with stockholders’ long-term interests, although we also believe it will help motivate performance and help us attract and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each named executive officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. Career restricted stock units are generally awarded once to each named executive officer and are designed to reward performance over a decade or longer.

Compensation Study, Compensation Philosophy and Benchmarking

With the Compensation Committee’s concurrence, management engaged Watson Wyatt (now Towers Watson) in the later part of 2008 to determine the relationship of our pay practices to those of other companies. The Watson Wyatt study, which was presented to the Compensation Committee in February 2009, concluded, among other things, as follows:

•	Our base salaries were generally above the 50th percentile when compared to general industry benchmark data.

•	Total cash compensation (base salary and annual bonus) was positioned at market median (50th percentile).

•	Long-term compensation of the type typically found at most public companies was between the 25th percentile and market median.

•	Total direct compensation (base salary, annual bonus and long-term compensation) was generally positioned at the 50th percentile.

Compensation decisions for 2010 were based on the 2008 compensation study.

In the later part of 2010, the Compensation Committee engaged Towers Watson as its independent consultant to conduct a new study regarding the relationship of our pay practices to those of other companies. The Towers Watson study concluded, among other things, as follows:

•	Base salaries were generally above the 50th percentile when compared to general industry benchmark data.

•	With the exception of our chief executive officer and chief operating officer target, total cash and actual cash compensation (base salary and annual bonus) was positioned at or above market median (50th percentile).

•	Long-term compensation of the type typically found at most public companies was generally below the 25th percentile.

•	Total direct compensation (base salary, annual bonus and long-term compensation) was generally positioned between the 25th percentile and market median.

As discussed above, our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short and long-term basis, at responsible levels that are consistent with our cost-conscious culture. At the same time, the Committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.

We use published survey data (in both the 2008 and 2010 studies) as a benchmarking tool, but do not benchmark against specific companies within such surveys. We operate in a large and fragmented industry with no direct competitors that are public. The single possible peer company in the parking industry is engaged in multiple business segments, and parking represents only a small part of its business. Accordingly, we do not use data that are specific to any company within the surveys. Based on the recommendation of Towers Watson, we use data from two nationally recognized published surveys. These surveys represent a broad group of general industry companies and service industry companies. The survey group is updated bi-annually

The surveys used by Watson Wyatt in their evaluation of base salaries, total cash compensation and total direct compensation for our chief executive officer and other named executive officers in the 2008 study included Watson-Wyatt Data Services 2007-2008 Survey Report on Top Management Compensation and the Mercer 2008 US Mercer Benchmark Database — Executive. These surveys represent 1,375 and 2,579 companies, respectively. Using commonly accepted statistical techniques, Watson Wyatt adjusted the compensation data from the companies in the survey with annual revenues significantly different from ours in order to better correlate the data with ours. Watson Wyatt also adjusts position specific survey data to better match the actual responsibilities we assign to the position most comparable to the industry standard position. For confidentiality reasons, Watson Wyatt and the other survey houses do not disclose the specific compensation data by company in these surveys. We believe that the aforementioned survey group is appropriate because it provides a significant sample size, includes reasonably accurate executive position matches for benchmarking purposes, and includes companies from other industries from which we might potentially recruit.

A significant consideration for 2011 compensation decisions affecting our named executive officers will be the 2010 study by Towers Watson, which followed the same evaluation methodology as the previous study using survey data for benchmarking. Specifically, Towers Watson Data Services 2010-2011 Top Management Survey had 1,637 participating organizations and 18,974 incumbents, and the Mercer 2010 Benchmark Database — Executive had 2,269 participating organizations and 44,308 incumbents.

For compensation planning purposes, Towers Watson has recommended that the most reasonable approach is to evaluate our pay practices for senior executives against this survey data by regressing the survey data to revenues of $1.1 billion, which reflects a compromise revenue benchmark. Given the nature of our business model as a parking management company, reported revenues do not accurately reflect proper size comparison. The revenue we manage for clients is more than double our reported revenue, and the corresponding infrastructure necessary to support the business model more closely resembles a company with more than $1.0 billion in revenue. Accordingly, taking these factors into consideration, Towers Watson recommended that we be compared to companies with revenues in the range of $700.0 million to $1.5 billion, specifically targeting $1.1 billion as the appropriate benchmark.

Given the information obtained from the current and previous compensation studies, the Committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers when benchmarked to general industry data. This range, however, is merely a guideline because the Committee does not believe in fixing compensation levels based only on benchmarking. The Committee believes that other factors should be considered and weighted appropriately, including, but not limited to, the history underlying our current compensation levels, relative compensation levels among our senior executives, pay levels in the parking industry, as well as our overall performance in relation to the performance of other parking companies. The Company’s actual cash compensation practice is at the market median.

We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a “pay for performance” culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries typically are adjusted to provide cost of living increases, and our executives’ true upside potential has been provided through bonus and stock option or other stock award opportunities available under our annual cash and long-term incentive plans. This philosophy and approach are strengthened by our increased use of benchmark data during the base salary, annual bonus and long-term compensation review process.

Compensation Program Components

Our compensation to the named executive officers consists primarily of the following elements: base salary, management incentive compensation, perquisites and personal benefits, compensation under our Long Term Incentive Plan, retirement benefits and deferred compensation opportunities and severance and other benefits upon termination of employment or a change in control.

Base Salary

Base salary is a critical element of named executive officer compensation because it is the source of their consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive’s qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive’s ability to impact short-term and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size. We froze base salaries for all named executive officers and other salaried employees for 2009 in anticipation of adverse economic conditions; however, we made modest increases in 2010 as the economy improved.

Management Incentive Compensation

Our named executive officers participate in our Management Incentive Compensation Program, which provides for an annual incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain the key performance metrics in the business.

The target bonuses, metrics, weightings, level of achievement and awards are set forth in tables set forth under “Bonus Targets, Weighting, Metrics and Awards Tables.”

Perquisites and Personal Benefits

In addition to base salaries and annual bonus opportunities, we provide our named executive officers with certain perquisites and personal benefits. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each named executive officer’s base salary, we take the value of each named executive officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each named executive officer in 2010 are reported in column (i) of the Summary Compensation Table, below, and further described in the footnotes thereto.

Career Restricted Stock Unit Program and LTIP

General.  Our shareholders approved an amendment to our Long-Term Incentive Plan at our 2008 Annual Meeting that increased the number of shares of common stock available for award thereunder, and the Compensation Committee and board approved a one-time grant of career restricted stock units that were awarded to the members of our senior management team on July 1, 2008 in lieu of any foreseeable incentive compensation pursuant to the LTIP. An overview of the underlying objectives and details of the July 1, 2008 one-time grant of career restricted stock units is as follows:

Objectives.

•	Achieve Significant Equity Investment By Senior Management To Align Their Long-Term Interests With Shareholders. One of our basic compensation objectives is to align our executives’ interests with the long-term interests of our shareholders. We believe we can further that objective if the members of our senior management team possess a significant equity interest in the Company.

•	Retain Senior Management. Our ongoing future success depends in large part on our success in retaining the members of our senior management team. We believe that a meaningful grant of time-restricted stock units, which represents substantial value to the recipient on day one, will achieve our retention objective.

Overview of Award Details.

•	Time Restrictions. The restricted stock units (“RSUs”) are subject to a time restriction that will be removed from one-third of them after ten years of continuous service, from another one-third after eleven years of continuous service, and from the final one-third after twelve years of continuous service. Anyone reaching retirement age (typically age 65) before the expiration of the twelve-year period would be entitled to have all restrictions removed at that time.

•	Limitation on Sale after Restriction Removal. In the year that restrictions are removed, the executive will be entitled to sell enough unrestricted shares to enable him to pay the state and federal income taxes incurred by reason of the restriction removal. Of the remaining unrestricted shares, individuals would be expected to comply with the Long-Term Incentive Plan Stock Ownership Policy Statement as approved and modified by the board from time to time. Individuals whose employment terminates will have no limitations on their right to sell unrestricted shares after the time of termination.

•	Rights On Termination. The award agreements each address the recipient’s rights in the event his employment terminates prior to the removal of the time restrictions from all of the RSUs. An executive who voluntarily resigns other than for good reason, or who is terminated for cause, will forfeit all RSUs as to which the time restriction has not lapsed as of the time of termination. An executive who is terminated by us without cause would retain a prorated portion of his award and the time restrictions would be removed from the retained shares immediately upon termination. Similar treatment would be given to an executive who resigns for good reason or whose employment is terminated due to the executive’s permanent disability or death.

•	Non-Compete. The award agreements prohibit the executive from competing with us for a designated period of time after his employment terminates (regardless of the termination reason). Any executive who violates these provisions will forfeit 100% of the award, and we will be entitled to sue the executive to recover the proceeds of any award shares previously sold by the executive.

•	LTIP. Currently, a total of 2,175,000 shares of common stock may be issued pursuant to stock awards under our LTIP. The LTIP terminates on April 22, 2028. No stock awards may be granted under the LTIP after it is terminated with the exception of incentive stock options, which may not be granted after January 23, 2012. The purpose of the LTIP is to enhance long-term profitability and stockholder value by offering common stock and common stock-based and other performance incentives to named executive officers and others who are key to our growth and success. We also view the LTIP as a vehicle to attract and retain experienced employees and to align our employees’ economic incentives with those of our stockholders. The LTIP provides for the issuance of stock options, restricted stock, RSUs, stock appreciation rights, dividend equivalents, other stock-based awards, performance awards and cash awards. In determining the number of any securities that may be granted to named executive officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect the profitability of the business as well as long-term stockholder value. All option or stock grants are issued so the grant price reflects the market value on the date of grant. No awards were granted under our LTIP in 2009 or 2010.

Retirement Benefits and Deferred Compensation Opportunities

Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our 401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to executives and are intended to provide a modest payment towards retirement.

Mr. Wilhelm is a party to a Deferred Compensation Agreement with us dated August 1, 1999, which we refer to as a supplemental early retirement plan (“SERP”). This SERP provides him with an annual retirement benefit equal to $112,500 to begin upon his retirement at age 65 and to continue for a period of 15 years thereafter or, if earlier, until his death. Pursuant to the terms of Mr. Wilhelm’s employment agreement, if Mr. Wilhelm’s employment with us continues until he attains age 58, we have agreed to pay certain insurance premiums related to Mr. Wilhelm’s SERP and to continue to provide health insurance coverage for Mr. Wilhelm and his wife after he attains age 58 until he attains age 65. If Mr. Wilhelm’s employment is terminated after he attains age 55 and before he attains age 58 (other than for cause of performance reasons), he may elect to have these annuity policies assigned to him or he may elect to have us maintain the policies at his cost, subject to our payment of all policy premiums for each year that Mr. Wilhelm continues to be employed or is deemed to have been employed by us.

Pursuant to the terms of Mr. Baumann’s employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual cash benefit to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $81,053. If Mr. Baumann’s employment is terminated (other than for cause or other than by

Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann’s death or his attainment of age 65.

Pursuant to the terms of Mr. Wolf’s employment agreement, starting January 1, 2004, we have agreed to pay $62,000 in premiums annually on certain insurance policies or other investment vehicles owned by Mr. Wolf. Our obligation to pay that amount each year shall continue until the earlier of 2014 or Mr. Wolf’s death.

Severance and Other Benefits Upon Termination of Employment or a Change in Control

In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated for various reasons. Please see the “Potential Payments Upon Termination or Change-in-Control” section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control. In addition, our board has the discretion to accelerate the vesting of unvested options or restricted stock awards in the event of a change in control.

Determination of 2010 Compensation

General

We froze salary levels for all named executive officers and other salaried employees for 2009 because of the recession, but improvement in both the U.S. and Canadian economies in late 2009 and 2010 led to modest salary increases in 2010. On February 1, 2010, Messrs. Baumann and Hagerman received salary increases of 6.2% and 9.0%, respectively, due to merit and a market adjustment to reflect the current demand for similarly situated executives in the marketplace. All named executive officers received increases of 2.5% effective April 1, 2010. Additionally, we restored bonus awards for the chief executive officer, named executive officers, and all other salaried employees, which had been eliminated in 2009. No awards were made under the Long-Term Incentive Plan in 2010.

Compensation of Our Chief Executive Officer

Mr. Wilhelm’s 2010 compensation was governed largely by his employment agreement with us. Under that agreement, Mr. Wilhelm earned a base salary of $635,661 in fiscal 2010. He received a 2.5% salary increase during 2010. Under our Management Incentive Compensation Program, Mr. Wilhelm earned $150,000 for 2010, as described in detail below under “2010 Bonus Targets, Weighting, Metrics and Awards Tables.” No grants were made to Mr. Wilhelm under our Long-Term Incentive Plan. Our liability for Mr. Wilhelm’s SERP benefit increased by $108,256 during fiscal 2010, and our total liability under this SERP is $777,292 as of December 31, 2010. Other compensation, including perquisites, totaled $21,102.

Compensation of Our Other Named Executive Officers

Our chief executive officer and chief human resource officer regularly and routinely work with our Compensation Committee throughout the year, with input as appropriate from our outside legal counsel, as well as from outside compensation consultants, Towers Watson, to assist the Committee in addressing and discharging its duties and obligations under its charter. Our Chief Executive Officer plays an integral and instrumental role in making specific recommendations to the Compensation Committee regarding the compensation for all of the named executive officers other than the Chief Executive Officer himself. The compensation of our chief executive officer is decided by our board.

All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective agreements. The base salary earned for each for the year ended December 31, 2010 was as follows: Mr. Baumann — $431,372, Mr. Hagerman — $404,713, Mr. Warshauer — $437,291 and Mr. Wolf — $389,396. Mr. Baumann received a 6.2% increase in his base salary in February 2010 Mr. Hagerman received a 9.0% increase in his base salary in February 2010; and all named executive officers received a 2.5% increase in their base salaries in April 2010. None of the named executive officers received a salary increase in 2009.

Awards made to these four executives for 2010 under the Management Incentive Compensation Program, based on their individual achievement of their respective performance goals, ranged from $64,260 to $116,602 as set forth below under “2010 Bonus Targets, Weighting, Metrics and Awards Tables.” No awards were made to these four executives for 2010 under our Long-Term Incentive Plan. Mr. Baumann received $81,053 for certain retirement benefits as described in the “Retirement Benefits and Deferred Compensation Opportunities” section above and for a separate life insurance premium payment. Mr. Wolf received $62,000 for certain retirement benefits as described in the “Retirement Benefits and Deferred Compensation Opportunities” section above and for certain long-term disability insurance benefits.

2010 Bonus Targets, Weighting, Metrics and Awards Tables

						Actual Results
			Threshold	Target	Maximum		Metrics
Name	Metrics	Weighting	Metrics($)	Metrics($)	Metrics($)	Metrics	(% Target)

James A. Wilhelm	Company pre-tax net income	100%	24,161,990	30,202,487	37,753,109	28,247,146	93.5
President; Chief Executive Officer
G. Marc Baumann	Departmental G&A budget	25%	7,978,694	8,865,215	11,081,519	8,219,371	92.7
EVP; Chief Financial Officer	Corporate EBITDA attainment	75%	39,711,098	49,638,873	62,048,591	45,716,345	92.1
Michael K. Wolf	Departmental G&A budget	25%	2,823,435	3,137,150	3,921,438	3,066,589	97.8
EVP; Chief Administrative Officer	Corporate budget attainment	75%	39,711,098	49,638,873	62,048,591	45,716,345	92.1
Steven A. Warshauer	Corporate EBITDA attainment	50%	39,711,098	49,638,873	62,048,591	45,716,345	92.1
EVP — Operations	Division budget attainment	30%	21,970,553	24,411,725	30,514,656	21,584,042	88.4
	Audit scores	10%	85%	95%	95%	NA	96.8
	Location retention	10%	86%	92%	92%	NA	89.0
Thomas L. Hagerman	Corporate EBITDA attainment	50%	39,711,098	49,638,873	62,048,591	45,716,345	92.1
EVP; Chief Operating	Corporate budget attainment	30%	54,096,351	60,107,057	75,133,821	54,755,905	91.1
Officer	Audit scores	10%	85%	95%	95%	NA	94.5
	Location retention	10%	86%	92%	92%	NA	90.7

	Base	Target	Target			Threshold	Maximum	Actual		Actual
Name	Salary	Bonus	Bonus	Metrics	Weighting	Bonus	Bonus	Bonus		Bonus

James A. Wilhelm	$640,191	$150,000	23.4%	Company pre-tax net income	100%	$7,500	$277,500	$150,000	(1)	100.0%
G. Marc Baumann	$437,593	$151,494	34.6%	Departmental G&A budget	25%	$10,408	$189,368	$116,602	(2)	77.0%
				Corporate EBITDA attainment	75%
Michael K. Wolf	$392,171	$95,000	24.2%	Department G&A budget	25%	$6,531	$118,750	$76,849	(2)	80.9%
				Corporate budget attainment	75%
Steven A. Warshauer	$440,407	$91,800	20.8%	Corporate EBITDA attainment	50%	$7,497	$110,160	$64,260	(3)	70.0%
				Division budget attainment	30%
				Audit scores	10%
				Location retention	10%
Thomas L. Hagerman	$411,751	$120,000	29.1%	Corporate EBITDA attainment	50%	$9,800	$144,000	$94,000	(3)	78.3%
				Corporate budget attainment	30%
				Audit scores	10%
				Location retention	10%

(1)	Mr. Wilhelm’s actual level of attainment relative to the pre-tax net income metric was 67.5% ($101,250). However, in addition to this amount, the Compensation Committee approved a special adjustment of an additional $48,750. This amount was in recognition of his achievements leading the company through a strategic transformation of the business as well as an inequity adjustment related to the bonus opportunity. The Committee noted that Mr. Wilhelm’s target bonus profile of 23%, or $150,000 (expressed as a percentage of base salary), was extraordinarily low in comparison to like positions based on the 2008 Watson

Wyatt benchmarking study and the target had been fixed for a number of years. Accordingly, the $150,000 payment was realistically a reduced percentage (50%) of a competitive target.

(2)	Mr. Baumann’s and Mr. Wolf’s Departmental G&A actually spent was substantially less than budget (i.e., their G&A budget targets exceeded the actual amount spent); however, the Compensation Committee determined that the applicable bonus amounts would be capped at 100% of the bonus target for this specific metric. The Committee authorized a one-time $10,000 adjustment in addition to Mr. Baumann’s and Mr. Wolf’s calculated bonus in recognition of executive team’s achievements in providing executive leadership through a strategic transformation of the business.

(3)	Mr. Hagerman’s and Mr. Warshauer’s bonus amounts were increased by $22,725 and $36,882, respectively, from the calculated bonus reflecting (i) certain year-end adjustments not reflected in the Division budget attainment metric, and (ii) similar recognition of their individual roles in providing executive leadership through a strategic transformation of the business.

The Compensation Committee believes that the pre-tax income measure for our Chief Executive Officer and an EBITDA measure for the other named executive officers that participate in the program are appropriate measures of performance at this time. These measures will likely evolve and ultimately be modified as circumstances warrant, including possible adjustments due to acquisitions and other atypical events. With the exception of Mr. Baumann, whose target opportunity is based on a percentage of his base salary, the other participating executives’ target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.

Determination of 2011 Compensation

We are taking a cautious but reasonably optimistic view that economic conditions and the business outlook will continue to improve in 2011. Accordingly, the various components of our 2010 compensation program will remain in place for 2011, including base salaries and the Management Incentive Plan. We froze salary levels for all named executive officers and other executive-level positions for 2011. During 2011, the Compensation Committee will be reviewing the executive compensation programs, including the LTIP, in light of the 2010 Towers Watson Executive Compensation study and determining whether any modifications are warranted. If we issue options under the LTIP in the future, such options will be subject to re-pricing prohibitions.

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive. In making this determination, the Compensation Committee considered many factors, including:

•	Management led the company through a severe recession and personally shared in the required financial sacrifices through salary freezes and the forfeiture of any annual bonuses in 2009;

•	Based on the 2008 Watson Wyatt study, the total cash compensation levels for our named executive officers is positioned at market median when compared to general industry, and total direct compensation (including the long- term incentive plan) is at the 50th percentile; and

•	Management has led us to excellent performance levels in recent years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis,” and based on such review and discussion, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.

By the Compensation Committee,
Karen M. Garrison
Robert S. Roath (Chair)
Michael J. Roberts

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal years ending December 31, 2010, 2009 and 2008 by our Principal Executive Officer (PEO), Principal Financial Officer (PFO), the three other highest paid executive officers other than the PEO and PFO, and one additional individual who would have been one of the three highest paid executive officers other than the PEO and PFO but was not serving as an executive officer at December 31, 2009. These persons are referred to, collectively, as the “named executive officers.”

							Change in
						Non-Equity	Pension
						Incentive	and	All
				Stock	Option	Plan	NQDC	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)(1)	($)(2)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

James A Wilhelm	2010	635,661	—	—	—	150,000	108,256	21,102	(3)	915,019
Chief Executive	2009	629,381	—	19,056	—	19,600	108,256	28,214		804,507
Officer (PEO)	2008	618,635	—	1,917,978	—	192,800	45,626	29,035		2,804,074
G. Marc Baumann	2010	431,372	—	—	—	116,602		91,605	(4)	639,579
Chief Financial	2009	405,012	—	7,626	—	7,840	—	95,659		516,137
Officer (PFO)	2008	391,009	—	774,491	—	148,369	—	94,095		1,407,964
Michael K. Wolf	2010	389,386	—	—	—	76,849		77,209	(5)	543,444
EVP; Chief Administrative	2009	385,549	—	7,626	—	7,840	—	76,542		477,557
Officer	2008	382,337	—	774,491	—	105,000	—	76,868		1,338,696
Steven A. Warshauer	2010	437,291	—	—	—	64,260		10,161	(6)	511,712
EVP — Operations	2009	432,970	—	7,626	—	7,840	—	10,694		459,130
	2008	418,714	—	774,491	—	84,079	—	16,159		1,293,443
Thomas L. Hagerman	2010	404,713	—	—	—	94,000		17,365	(7)	516,078
EVP; Chief Operating Officer	2009	364,455	—	7,626	—	7,840	—	25,700		405,621

(1)	The amounts for 2010 included in column (g) reflect cash bonuses paid pursuant to our Management Incentive Compensation Program.

(2)	The amounts for 2010 included under column (h) for Mr. Wilhelm reflect the difference between our liability for Mr. Wilhelm’s SERP benefit at the beginning and end of each respective year.

(3)	The amount for 2010 shown in column (i) for Mr. Wilhelm reflects contributions made by us under our 401(k) plan in the amount of $4,900, $1,104 for group term life insurance and $331 in premiums for an executive long-term disability policy. It also includes $3,468 in company-paid parking, $10,655 in club dues and $400 in airline clubs and $244 in airfare.

(4)	The amount for 2010 shown under column (i) for Mr. Baumann reflects contributions made by us under our 401(k) plan in the amount of $4,900, $1,071 for group term life insurance and $400 in airline clubs.

Also included are payments in the amount of $4,181 attributable to a company-paid comprehensive physical exam, premium payments of $81,053 made in 2010 for insurance policies on behalf of Mr. Baumann.

(5)	The amount for 2010 shown under column (i) for Mr. Wolf reflects contributions made by us under our 401(k) plan in the amounts of $4,900 and $1,770 for group term life insurance. It also includes $3,468 in company-paid parking, $200 in airline upgrades, and $690 in premiums for an executive long-term disability policy. Finally, the amount also includes payments in the amount of $4,181 attributable to a comprehensive physical exam paid for by us, premium payments of $62,000 made in 2010 for insurance policies on behalf of Mr. Wolf.

(6)	The amount for 2010 shown under column (i) for Mr. Warshauer reflects contributions made by us under our 401(k) plan in the amount of $4,900 and $1,079 in contributions to a group term life insurance policy. It also includes $4,181 attributable to a comprehensive physical exam paid for by us.

(7)	The amount for 2010 shown under column (i) for Mr. Hagerman reflects contributions made by us under our 401(k) plan in the amounts of $2,023 and $652 for group term life insurance. It also includes $2,556 in reimbursement of medical expenses. Finally, the amount also includes payments in the amount of $7,384 for club dues, premium payments made on Mr. Hagerman’s behalf in the amount of $4,750 for insurance policies.

Employment Agreements

Mr. Wilhelm.  We entered into an Amended and Restated Executive Employment Agreement with Mr. Wilhelm on January 28, 2009. Pursuant to the terms of this employment agreement, if Mr. Wilhelm’s employment with us continues until he attains age 58, we have agreed to pay certain insurance premiums related to Mr. Wilhelm’s SERP and to continue to provide health insurance coverage for Mr. Wilhelm and his wife after he attains age 58 until he attains age 65. If Mr. Wilhelm’s employment is terminated before he attains age 58 (other than for cause of performance reasons), he may elect to have these annuity policies assigned to him or he may elect to have us maintain the policies at his cost, subject to our payment of all policy premiums for each year that Mr. Wilhelm continues to be employed or is deemed to have been employed by us. Mr. Wilhelm’s non-competition obligation is 18 months if his employment is terminated for cause or performance reasons, or by reason of his voluntary resignation or disability, which corresponds with the period over which salary continuation payments are made in those cases. The period of Mr. Wilhelm’s non-competition obligations is five years in the event his employment is terminated for any other reason.

Mr. Wilhelm’s annual salary is governed by his employment agreement. His annual salary as of March 1, 2011 is $640,191.

Messrs. Baumann, Wolf, Warshauer, and Hagerman.  We also have employment agreements with each of our other named executive officers. The agreements for Mr. Wolf and Mr. Baumann were amended January 28, 2009 to be consistent with treatment afforded to other peer executives regarding salary continuation payments upon termination of employment. Specifically, the agreements for Messrs. Wolf and Baumann provide that for a period of 24 months following termination of their employment for any reason other than for cause or the executive’s voluntary termination, they will receive payments at the rate of their most recent annual base salaries and target bonuses.

Each executive’s compensation is governed largely by his respective employment agreement. The annual salary for each as of March 1, 2011 is as follows: Mr. Baumann — $437,593, Mr. Wolf — $392,171, Mr. Warshauer — $440,407 and Mr. Hagerman — $411,751. Mr. Baumann and Mr. Hagerman received salary increases of 6.2% and 8.9%, respectively, on February 1, 2010 due to merit and a market adjustment to reflect the current demand for similarly situated executives in the marketplace.

Each of the named executive officers is entitled to an annual bonus based on corporate financial performance goals set annually. The formula and method of bonus calculation are identified in the “Compensation Discussion and Analysis — Management Incentive Compensation” section. In addition, Mr. Wilhelm is entitled to reimbursement for country club initiation fees and monthly dues. The agreements also provide for reimbursement of travel and other expenses in connection with their employment. As of April 1, 2011, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Wilhelm — May 1, 2014, Mr. Baumann — October 1, 2012, Mr. Wolf — March 26, 2012, Mr. Warshauer — December 31, 2011, and Mr. Hagerman — December 31, 2011.

Grants of Plan-Based Awards for 2010

The following table sets forth information regarding bonus amounts achievable pursuant to our Management Incentive Compensation Program during 2010. No other grants of plan-based awards were made in 2010 under the LTIP.

	Estimated Future Payouts
	Under Non-Equity
	Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)
(a)	(c)	(d)	(e)

James A. Wilhelm	7,500	150,000	277,500
G. Marc Baumann	10,408	151,494	189,368
Michael K. Wolf	6,531	95,000	118,750
Steven A. Warshauer	7,497	91,800	110,160
Thomas L. Hagerman	9,800	120,000	144,000

(1)	The amounts included in columns (c), (d) and (e) reflect the bonus amounts achievable pursuant to our Management Incentive Compensation Program.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table shows stock awards subject to performance restrictions outstanding on December 31, 2010, the last day of our fiscal year, for our named executive officers. No named executive officer held stock options as of December 31, 2010.

	Stock Awards
	Equity Incentive	Equity Incentive
	Plan Awards:	Plan Awards:
	Number of	Market or Payout
	Unearned	Value of Unearned
	Shares,	Shares, Units
	Units or Other	or Other Rights
	Rights That Have	that Have
Name	Not Vested (#)	Not Vested ($)

James A. Wilhelm	104,000 (1)	1,973,920
G. Marc Baumann	42,000 (2)	797,160
Michael K. Wolf	42,000 (3)	797,160
Steven A. Warshauer	42,000 (4)	797,160
Thomas L. Hagerman	42,000 (5)	797,160

(1)	These RSUs will vest on 2/9/2012.

(2)	These RSUs will vest on 7/16/2015.

(3)	These RSUs will vest on 6/20/2011.

(4)	These RSUs will vest on 11/16/2019.

(5)	These RSUs will vest on 7/1/2020.

Option Exercises and Stock Vested During 2010

The following table shows the number of shares acquired upon exercise of options as well as the shares of stock that became free of restrictions and the value of by each participating named executive officer during the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

James A. Wilhelm	76,019	1,029,352	0	0
G. Marc Baumann	13,907	161,040	0	0
Michael K. Wolf	22,410	261,424	0	0
Steven A. Warshauer	18,854	212,230	0	0
Thomas L. Hagerman	1,035	11,701	0	0

Option Re-Pricing

We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2010.

Pension Benefits

The following table describes pension benefits to our participating named executive officers:

		Years of Credited	Present Value of	Payments During Last
Executive	Plan Name	Service	Accumulated Benefit	Fiscal Year

James A. Wilhelm	Deferred Compensation Agreement	(1)	$777,292	—

(1)	The benefit provided under Mr. Wilhelm’s SERP is not based on a credited service calculation or vesting but rather is a fixed benefit payable at age 65 subject to certain restrictions contained in the Compensation Discussion and Analysis under the section titled “Retirement Benefits and Deferred Compensation Opportunities.”

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Our named executive officers participated in a Deferred Compensation Plan that provided each with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRS section 415 limits. The following table sets forth the nonqualified deferred compensation of our named executive officers that received such compensation for the fiscal year ending December 31, 2010.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at
Name	Last FY ($)(1)	in Last FY ($)	Last FY ($)(2)	Distributions (S)	Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

James A. Wilhelm	55,772	4,225	3,823	0	73,971
G. Marc Baumann	2,206	4,225	213	8,826	23,186
Michael K. Wolf	2,206	4,225	575	22,982	31,418
Steven A. Warshauer	2,220	4,225	1,220	0	27,209
Thomas L. Hagerman	1,753	1,579	554	12,818	39,641

(1)	The amounts included in column (b) are included as Salary in column (c) of the Summary Compensation Table.

(2)	The amounts included in column (c) are included as All Other Compensation in column (i) of the Summary Compensation Table.

Potential Payments on Termination or Change in Control

Potential Payments to Chief Executive Officer

Pursuant to Mr. Wilhelm’s employment agreement, if he is terminated for any reason, we are obligated to pay him or his estate, as applicable, an amount equal to his base salary earned through the date of termination plus accrued but unused vacation pay and other benefits earned through the date of termination. In addition, we are required to make the following payments to Mr. Wilhelm:

•	if his termination occurs for any reason other than (i) cause, (ii) performance reasons, (iii) his voluntarily resignation without good reason (as defined in his employment agreement) or (iv) his disability, an amount equal to five times the sum of his most recent annual base salary plus the amount of any annual bonus paid to him for the immediately preceding calendar year, payable in equal monthly installments over a period of 60 months;

•	if we terminate him for cause, an amount equal to $100,000, payable in equal monthly installments over a period of 18 months; and

•	if we terminate him because of performance reasons or he voluntarily terminates his employment without good reason (as defined in his employment agreement), an amount equal to his annual base salary in effect at the date of termination, payable in equal monthly installments over a period of 18 months.

If Mr. Wilhelm’s employment is terminated before he attains age 58 (other than for cause or performance reasons), he may elect to have the policies assigned to him or he may elect to have us maintain the policies, provided that the cost of maintaining such policies shall be Mr. Wilhelm’s obligation (subject to our payment of all policy premiums for each year beyond age 55 that Mr. Wilhelm continues to be employed, or is deemed to have been employed, by us). If Mr. Wilhelm’s employment is terminated at any time as a result of his disability, he may elect to have one hundred percent (100%) of our ownership interest in the annuity policies assigned to him or require us to maintain the policies, with the cost of such maintenance to be borne by us. Notwithstanding the foregoing, (a) if Mr. Wilhelm’s employment is terminated as the result of his death prior to attaining age 58 or he dies prior to his acquiring ownership in the annuity policies, we shall pay his beneficiary the full death benefits payable under the policies as reduced by the greater of (i) the total premiums paid by us in connection with such policies or (ii) the present value of future benefits provided by such policies, and (b) if Mr. Wilhelm’s employment is terminated as the result of his death after attaining age 58 or at any time after he has acquired ownership of any of the annuity policies, we shall pay his beneficiary, without reduction, the full death benefits payable under all annuity policies that have not previously been acquired by Mr. Wilhelm.

Potential Payments to Other Named Executive Officers

Each of our employment agreements with Messrs. Baumann, Wolf, Warshauer and Hagerman is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. If the employment of Messrs. Wilhelm, Baumann, Wolf, Warshauer or Hagerman is terminated by reason of their disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Baumann, Wolf, Warshauer or Hagerman for any reason other than cause or the executive’s voluntary resignation without good reason, we must (i) pay the executive, for a period of 24 months following termination, payments at the rate of the executive’s most recent annual base salary and annual target bonus, and (ii) provide the executive and/or his family with certain other benefits. Upon termination of the employment of Messrs. Baumann, Wolf, Warshauer or Hagerman for cause or by reason of the executive’s voluntary resignation without good reason, we must pay the executive the sum of $50,000 over a 12-month period.

Messrs. Baumann, Wolf, Warshauer and Hagerman are subject to non-competition and non-solicitation agreements for 24 months following termination of their employment.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Wilhelm, our President and Principal Executive Officer as if his employment terminated as of December 31, 2010, the last business day of the fiscal year.

	Voluntary
	Resignation
	Not for Good
	Reason or			Termination by
	Termination by			Company Not
	Company for	Voluntary		for Cause or	Termination
	Performance	Resignation for		Performance	by Company
Compensation Component	Reasons ($)	Good Reason ($)		Reasons ($)	for Cause ($)

Compensation
Base salary	640,191 (1)	4,200,955	(2)	4,200,955 (2)	100,000 (1)
Cash incentive	—	200,000	(3)	200,000 (3)	—
Stock Options — Unvested and Accelerated	—	—		—	—
Benefit and Perquisites
Health Benefits	—	75,505	(4)	75,505 (4)	—
Total	640,191	4,476,460		4,476,460	100,000

(1)	Payable as salary continuation over 18 months.

(2)	Payable as salary continuation over 60 months.

(3)	Target incentive is included within calculation of base salary per employment agreement severance provision.

(4)	Estimated cost of health insurance coverage continuation for 60 months computed at current premium.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Baumann, our Principal Financial Officer, as if his employment terminated as of December 31, 2010, the last business day of the fiscal year.

	Voluntary
	Resignation Not		Voluntary		Termination by		Termination
	for Good		Resignation for		Company Not		by Company
Compensation Component	Reason ($)		Good Reason ($)		for Cause ($)		for Cause ($)

Compensation
Base salary	50,000	(1)	875,186	(2)	875,186	(2)	50,000	(1)
Target cash incentive	—		306,315	(2)	306,315	(2)	—
Stock Options — Unvested and Accelerated	—		—		—		—
Benefits and Perquisites
Health Benefits	—		26,427	(3)	26,427	(3)	—
Insurance funding	—		798,254	(4)	798,254	(4)	—
Total	50,000		2,006,182		2,006,182		50,000

(1)	Payable as salary continuation for 12 months.

(2)	Payable as salary continuation for 24 months.

(3)	Estimated cost of health insurance coverage continuation until October 1, 2012 computed at current premium.

(4)	Estimated cost of certain life insurance policy payments computed based on 2011 premiums.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Wolf, an Executive Vice President, as if his employment terminated as of December 31, 2010, the last business day of the fiscal year.

	Voluntary
	Resignation Not		Voluntary		Termination by		Termination
	for Good		Resignation for		Company Not		by Company
Compensation Component	Reason ($)		Good Reason ($)		for Cause ($)		for Cause ($)

Compensation
Base salary	50,000	(1)	784,342	(2)	784,342	(2)	50,000	(10)
Target cash incentive	—		190,000	(2)	190,000	(2)	—
Stock Options — Unvested and Accelerated	—		—		—		—
Benefits and Perquisites
Health Benefits	—		15,672	(3)	15,672	(3)	—
Insurance / investment funding	248,000	(4)	248,000	(4)	248,000	(4)	248,000	(4)
Total	298,000		1,238,014		1,238,014		298,000

(1)	Payable as salary continuation for 12 months.

(2)	Payable as salary continuation for 24 months.

(3)	Estimated cost of health insurance coverage continuation until March 26, 2012 computed at current premium.

(4)	Cost of certain life insurance or other investment vehicle payments until age 65.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Warshauer, an Executive Vice President, as if his employment terminated as of December 31, 2010, the last business day of the fiscal year.

	Voluntary
	Resignation Not	Voluntary		Termination by		Termination
	for Good	Resignation for		Company Not		by Company
Compensation Component	Reason ($)	Good Reason ($)		for Cause ($)		for Cause ($)

Compensation
Base salary	50,000 (1)	880,815	(2)	880,815	(2)	50,000 (1)
Target cash incentive	—	183,600	(2)	183,600	(2)	—
Stock Options — Unvested and Accelerated	—	—		—		—
Benefits and Perquisites
Health Benefits	—	13,481	(3)	13,481	(3)	—
Total	50,000	1,077,896		1,077,896		50,000

(1)	Payable as salary continuation over 12 months subject to compliance with covenant not to compete.

(2)	Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(3)	Estimated cost of health insurance coverage continuation through December 31, 2011 computed at current premium.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Hagerman, an Executive Vice President and our chief operating officer, as if his employment terminated as of December 31, 2010, the last business day of the fiscal year.

	Voluntary
	Resignation Not	Voluntary		Termination by		Termination
	for Good	Resignation for		Company Not		by Company
Compensation Component	Reason ($)	Good Reason ($)		for Cause ($)		for Cause ($)

Compensation
Base salary	50,000 (1)	823,502	(2)	823,502	(2)	50,000 (1)
Target cash incentive	—	240,000	(2)	240,000	(2)	—
Stock Options — Unvested and Accelerated	—	—		—		—
Benefits and Perquisites
Health Benefits	—	17,329	(3)	17,329	(3)	—
Total	50,000 (1)	1,080,831		1,080,831		50,000

(1)	Payable as salary continuation over 12 months subject to compliance with covenant not to compete.

(2)	Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(3)	Estimated cost of health insurance coverage continuation through December 31, 2011 computed at current premium.

DIRECTOR COMPENSATION

Director Compensation Disclosure Table

The following table sets forth the compensation earned, awarded or paid for services rendered to us for the fiscal year ending December 31, 2010 by our non-executive directors.

	Fees Earned or	Stock Awards	All Other
Name	Paid in Cash ($)	($)(3)	Compensation ($)	Total ($)

Charles L. Biggs	94,167	55,000	—	149,167
Karen M. Garrison	90,000	55,000	—	145,000
John V. Holten(1)(2)	22,500	—	—	22,500
Robert S. Roath	94,166	80,000	—	174,167
Michael J. Roberts	42,500	55,000		97,500
Timothy J. White(1)	20,000	—	—	20,000

(1)	Served as a director until April 28, 2010.

(2)	All compensation earned after termination as an executive officer on October 5, 2009.

(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

In 2010 Charles L. Biggs, Karen M. Garrison, and Robert S. Roath each received $30,000 in cash as an annual retainer. Michael J. Roberts received $17,446 in cash as the pro-rated portion of the annual retainer from his election date.

Messrs. Biggs, Roath and Roberts and Ms. Garrison received a fully vested stock grant of 3,223 shares of common stock on April 29, 2010. Mr. Roath received a fully vested stock grant of 1,504 shares of common stock on September 22, 2010 for his service as Chairman of the Board. All of the directors, except Mr. Wilhelm, received $2,500 for each board or committee meeting that he or she attended. All directors received reimbursement for expenses incurred in connection with such meetings. The Chair of the Audit Committee received an additional annual retainer of $20,000, and the chair of the Nominating & Corporate Governance Committee and Chair of the Compensation Committee each received an additional retainer of $10,000 per year.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS

The following is a summary of transactions during 2010, or currently proposed transactions, between the Company and our executive officers, directors, nominees, principal stockholders and other related persons involving amounts in excess of $120,000. The Audit Committee has approved each of the transactions with a related person described below.

In 2010 we provided property management services for sixteen separate retail shopping centers and commercial office buildings in which D&E Parking, Inc. has an ownership interest. Edward Simmons, an executive officer of Standard Parking, has an ownership interest in D&E. In consideration of the property management services we provided for these sixteen properties, we recorded net management fees totaling $634,000 in 2010.

In 2010 our wholly owned subsidiary, SP Plus Security, Inc., formerly known as Preferred Response Security Services, Inc., provided security services for two retail shopping centers owned by D&E. We recorded net management fees amounting to $30,400 for these security services in 2010. In 2010 we provided sweeping and power washing for two retail-shopping facilities in which D&E has an ownership interest. For these services we recorded net management fees totaling $700 in 2010.

SECURITY OWNERSHIP

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2011, by:

•	each of the executive officers named in the “Summary Compensation Table” above;

•	each of our directors and nominees for director; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2011, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

Percentage beneficially owned is based on 15,785,045 shares of common stock outstanding on March 1, 2011, and is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

	Beneficial Ownership
			Shares Issuable
	Number		Pursuant to Options	Percent
	of Shares		Exercisable Within	Beneficially
	Beneficially		60 days of March 1,	Owned
Name of Beneficial Owner	Owned		2011	(%)

James A. Wilhelm	108,990	(1)		*
G. Marc Baumann	55,000	(2)(4)	—	*
Thomas L. Hagerman	43,581	(2)(3)	—
Steven A. Warshauer	51,587	(2)	—	*
Michael K. Wolf	49,893	(2)	—	*
Charles L. Biggs	31,416		3,178	*
Karen M. Garrison	26,642		15,952	*
Robert S. Roath	64,616		3,178	*
Michael J. Roberts	3,223		—
All directors and executive officers as a group (13 persons)	607,093	(5)	29,409	4.0

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 104,000 restricted stock units.

(2)	Includes 42,000 restricted stock units.

(3)	Includes 160 shares of common stock held by Mr. Hagerman’s wife. Mr. Hagerman disclaims beneficial ownership of the shares held by his wife.

(4)	Includes 13,000 shares of common stock held jointly with Mr. Baumann’s wife.

(5)	Includes 9,382 shares of restricted stock and 420,000 restricted stock units issued to the executive officers as a group.

Change in Control

We are unaware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of our Company.

Beneficial Ownership of More than Five Percent of Common Stock

The following table sets forth information regarding the beneficial ownership of our common stock as of February 16, 2011, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

	Number of		Percent
	Shares		Beneficially
	Beneficially		Owned
Name of Beneficial Owner	Owned		(%)*

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	1,478,800	(1)	9.4
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	2,073,782	(2)	13.1
Investment Counselors of Maryland, LLC 803 Cathedral Street Baltimore, Maryland 21201-5297	825,300	(3)	5.2
Loomis, Sayles & Co., L.P. One Financial Center Boston, MA 02111	873,856	(4)	5.5
Schroder Investment Management North America Inc. 875 Third Avenue, 21st Floor New York, NY 10022	1,160,600	(5)	7.4
TimesSquare Capital Management, LLC 1177 Avenue of the Americas, 39th Floor New York, NY 10036	1,235,550	(6)	7.8
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,261,571	(7)	8.0

*	Percentages based on 15,785,045 shares of common stock outstanding on March 1, 2011.

(1)	Based solely on information obtained from a Schedule 13G/A filed by Capital Research Global Investors with the SEC on or about February 10, 2011. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Capital Research Global Investors’ Schedule 13G.

(2)	Janus Capital Management LLC has a direct 94.5% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, “Managed Portfolios”).

As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 2,073,782 shares or 13.2% of the shares outstanding of Standard Parking common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

Based solely on information obtained from a Schedule 13G/A filed by Janus Capital Management LLC and Janus Venture Fund with the SEC on or about February 14, 2011. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A of Janus Capital Management LLC and Janus Venture Fund.

(3)	Based solely on information obtained from a Schedule 13G filed by Investment Counselors of Maryland, LLC with the SEC on or about January 27, 2011. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Investment Counselors of Maryland, LLC’s Schedule 13G.

(4)	Based solely on information obtained from a Schedule 13G/A filed by Loomis, Sayles & Co., L.P. with the SEC on or about February 14, 2011. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Loomis, Sayles & Co., LP’s Schedule 13G/A.

(5)	Based solely on information obtained from a Schedule 13G/A filed by Schroder Investment Management North America Inc. with the SEC on or about February 16, 2011. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Schroder Investment Management North America Inc.’s Schedule 13G/A.

(6)	Based solely on information obtained from a Schedule 13G/A filed by TimesSquare Capital Management, LLC with the SEC on or about February 9, 2011. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in TimesSquare Capital Management, LLC’s Schedule 13G/A.

(7)	Based solely on information obtained from a Schedule 13G filed by Wellington Management Co., LLP with the SEC on or about February 16, 2011. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Wellington Management Co.’s Schedule 13G.

PROPOSAL NO. 2 — ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As noted in the preceding extensive and comprehensive discussion, executive compensation is an important matter both to us and, we believe, to our shareholders. Also, beginning in 2011, under legislation that Congress recently enacted, our shareholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules of the SEC. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this proxy statement in accordance with the executive compensation disclosure rules of the SEC.

The Compensation Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareholder value. The Compensation Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy.

The Compensation Committee bases its executive compensation decisions on our core compensation principles, including the following:

•	incentivizing our executives to perform with shareholders’ interests in mind;

•	assembling and maintaining a senior leadership team with the skills necessary to successfully execute our business strategy, maintain our competitiveness, and continue increasing the long-term market value of our Company; and

•	balancing awards earned for short-term results with awards earned for strategic decisions that we expect to sustain our long-term performance.

We believe that our existing compensation programs have been effective at motivating our key executives, including our named executive officers, to achieve superior performance and results for our Company, effectively aligning compensation with performance results, giving our executives an ownership interest in our Company so their interests are aligned with our shareholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors.

With our core compensation principles in mind, the Compensation Committee took compensation actions including the following:

•	approving base salary increases for our named executive officers in fiscal year 2010 only when our actual and forecasted financial performance improved, generally targeting the 50th percentile;

•	structuring our annual cash incentive awards for fiscal year 2010 to reflect the forecasted performance of our Company rather than simply basing the awards on historical results;

•	limiting the number and value of perquisites; and

•	foregoing awards of restricted stock and options.

Compensation actions like those described above evidence our philosophy of aligning executive compensation with Company performance and increasing long-term shareholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our shareholders.

The board would like the support of our shareholders for the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this proxy statement. This advisory vote on the compensation of our named executive officers allows our shareholders to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and shareholders’ interests, we ask that our shareholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this proxy statement. Accordingly, for the reasons we discuss above, the board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables contained in the 2011 proxy statement.”

Although this advisory vote on the compensation of our named executive officers is not binding on us, as provided by law, our board or the Compensation Committee will review and consider the outcome of this advisory vote and, consistent with our record of shareholder engagement, will take it into account when making future compensation decisions for our named executive officers.

OUR BOARD RECOMMENDS A VOTE “FOR”
THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Also, beginning in 2011, under the recent legislation that Congress enacted, our shareholders may approve, on a non-binding, advisory basis, the frequency of the advisory vote on the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules of the SEC. Shareholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, biennially or triennially. Accordingly, we are asking shareholders whether the advisory vote should occur every year, once every two years or once every three years.

The board has considered the frequency of the advisory vote on the compensation of our named executive officers that it should recommend. After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to shareholders, the board recommends submitting the advisory vote on the compensation of our named executive officers to our shareholders annually.

We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on shareholders’ views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our board and the Compensation Committee with frequent input from shareholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

For the reasons discussed above, the board recommends that shareholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of shareholders every year. In voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should be aware that they are not voting “for” or “against” the board’s recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of our named executive officers. Rather, shareholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers, which may be every year, once every two years or once every three years, or they may abstain entirely from voting on the proposal.

The option on the frequency of the advisory vote on the compensation of our named executive officers that receives the most votes from shareholders will be considered by the board and Compensation Committee as the shareholders’ recommendation as to the frequency of future advisory votes on the compensation of our named executive officers. Although this advisory vote on the frequency of future advisory votes on the compensation of our named executive officers is not binding on us, as provided by law, our board or the Compensation Committee will review and consider the outcome of this advisory vote and, consistent with our record of shareholder engagement, will take it into account when making a determination as to when the advisory vote on the compensation of our named executive officers will again be submitted to shareholders for approval at an annual meeting of shareholders within the next three years.

OUR BOARD RECOMMENDS THAT YOU SELECT “ONE YEAR” ON THE PROPOSAL
RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON
EXECUTIVE COMPENSATION

PROPOSAL NO. 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on March 7, 2011, the Audit Committee recommended the appointment of Ernst & Young LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2011. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any appropriate questions.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 4, THE RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

AUDIT COMMITTEE DISCLOSURE

General

The Audit Committee of the board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors. A complete description of the Committee’s function may be found in its charter, which is attached to the proxy statement as Appendix A and may also be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

Independent Auditors’ Fees

The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2010. The following table describes fees for professional audit services rendered by Ernst & Young LLP, our principal accountant, for the audit of our annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2010	2009

Audit Fees(1)	$844,505	$1,054,700
Audit-Related Fees(2)	—	31,700
Tax Fees	—	—
All Other Fees(3)	1,840	1,995

Total	$846,345	$1,088,395

(1)	Audit Fees include the aggregate fees paid by us during the year indicated for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K and review of registration statements and issuance of consents. In 2010, Audit Fees also included review of Comfort Letter Procedures in the amount of $104,500. In 2009, Audit Fees also included review of Form S-3 registration statements and related prospectus supplement and issuance of consents in the amount of $239,200.

(2)	Audit-Related Fees include the aggregate fees paid by us during the year indicated for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees, including general accounting advice and opinions related to various employee benefit plans and due diligence related to mergers and acquisitions. For 2009, Audit Related Fees consists of 401(k) audit fees.

(3)	All Other Fees include the aggregate fees paid by us during the year indicated for products and services provided by Ernst & Young LLP, other than the services reported above. In 2010 and 2009, All Other Fees consists of fees related to online research tools.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between the Company and our independent auditors. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent auditors, and has established a policy concerning the pre-approval of services performed by our independent auditors. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent auditor for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K, and 401(k) Plan audit for 2011 was approved by the Audit Committee on March 7, 2011. Additionally, each permissible audit and non-audit engagement or relationship between us and Ernst & Young LLP entered into since December 1, 2002 has been reviewed and approved by the board or the Audit Committee, as provided in our pre-approval policies and procedures.

We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2010 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP. We have received confirmation and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2010, our Audit Committee has been focused on several topics, including:

(i) overseeing our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent auditors and our internal audit department;

(ii) reviewing and assessing our internal audit, controllership and finance functions;

(iii) reviewing our risk management efforts, including its insurance and our compliance program and related investigations;

(iv) discussing with Ernst & Young LLP and management accounting topics, proposed rules of the Public Company Accounting Oversight board, and a review of our critical accounting policies;

(v) monitoring the processes by which our CEO, CFO and Corporate Controller certify the information contained in our quarterly and annual filings;

(vi) reviewing and approving our policy regarding the retention of auditors and considering and approving such retentions as appropriate;

(vii) reviewing our approach toward establishing reserves;

(viii) reviewing and discussing with management each of our quarterly financial statements and our audited financial statements for 2010, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement of Auditing Standards board Standard No. 61, as amended, “Communication with the Audit Committee,” and our related press releases in connection with our quarterly reports and discussed and reviewed the results of Ernst & Young LLP examination of the financial statements; and

(ix) discussing with Ernst & Young LLP its written disclosure letter as required by the Independence Standards board Standard No. 1, “Independence Discussions with Audit Committees,” and discussing its independence and related issues.

As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC and presentation to our stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as our independent auditors to serve until the 2012 annual meeting of stockholders, and that the board submit this appointment to our stockholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Charles L. Biggs (Chair)
Karen M. Garrison
Michael J. Roberts

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.

To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2010, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instances:

•	G. Marc Baumann had one late filing covering one transaction.

•	Charles L. Biggs had one late filing covering one transaction.

•	Karen M. Garrison had one late filing covering one transaction.

•	Thomas L. Hagerman had one late filing covering one transaction.

•	John V. Holten had one late filing covering two transactions.

•	Gerard M. Klaisle one late filing covering one event and one late filing covering one transaction.

•	Daniel R. Meyer had one late filing covering one transaction.

•	John Ricchiuto had one late filing covering one transaction.

•	Robert S. Roath had one late filing covering one transaction.

•	Robert N. Sacks had one late filing covering one transaction.

•	Edward E. Simmons had one late filing covering one transaction.

•	Michael E. Swartz had one late filing covering one transaction.

•	Steven A. Warshauer had one late filing covering one transaction.

•	James A. Wilhelm had two late filings covering one transaction.

•	Michael K. Wolf had two late filings covering four transactions.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with our next annual meeting, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 — Stockholder Proposals), and received by our General Counsel on or before December 6, 2011, the date that is 120 calendar days before the anniversary of the release date of this proxy statement. Stockholder proposals to be presented at our next annual meeting that are not to be included in our proxy materials must be received by us no earlier than November 29, 2011, nor later than December 29, 2011, in accordance with the procedures set forth in our by-laws. Any stockholder who wishes to submit a stockholder proposal should send it to the General Counsel and Secretary, Standard Parking Corporation, 900 N. Michigan Ave., Suite 1600, Chicago Illinois 60611.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), “Report of the Compensation Committee,” and “Report of the Nominating & Corporate Governance Committee” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

THE BOARD OF DIRECTORS

Chicago, April 5, 2011

STANDARD PARKING CORPORATION

APPENDIX A

STANDARD PARKING CORPORATION

Audit Committee Charter

Adopted by the Board the 1ST day of December, 2010.

Organization

The Board of Directors (the “Board”) of Standard Parking Corporation (the “Company”) shall appoint annually an audit committee (the “Committee”) composed of not less than three non-employee, independent members of the Board, i.e., those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of whom is otherwise “independent” under the rules of the The NASDAQ Stock Market, Inc. (“NASDAQ”), a “non-employee” director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. In addition, a member of the Committee may not (i) accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board; (ii) be an affiliate of the Company or own or control 10% or more of the Company’s voting securities, or such lower measurement as may be established by the Securities and Exchange Commission (“SEC”); and (iii) participate in the preparation of the financial statements of the Company or any subsidiary at any time during the past three years.

The Board, by resolution of a majority of the non-employee directors, shall appoint (and may remove) the members of the Committee. All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Committee shall determine that at least one member is an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, as it may be modified or supplemented.

The Board, by resolution of a majority of the non-employee directors, shall designate one member of the Committee to act as the Chairperson of the Committee. The Committee member so designated shall (i) chair all the meetings of the Committee; and (ii) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

The Committee shall serve at the discretion of the Board, and the Board shall have the power at any time to change the membership of the Committee and to fill vacancies on the Committee, subject to the independence, experience and financial expertise requirements referred to above.

The Committee will ordinarily meet at least quarterly each year, generally in advance of the release of quarterly financial statements, and at any additional time as either the Board or the members of the Committee deem necessary. In addition, the Committee will meet on a periodic basis with management, the director of the internal auditing department and the independent public accountant to discuss any matters that the Committee or any of these persons or firms believes should be discussed. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent public accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Chairperson has the power to call a Committee meeting whenever he or she determines there is a need. Meetings will follow an agenda and approved minutes of the meeting will be maintained and distributed to each director of the Company after each meeting. The Committee will require that the independent accountants be available to meet with the full Board at least annually. The operation of the Committee shall be subject to the by-laws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The Committee shall meet in separate executive sessions following each Committee meeting. During at least some portion of each executive session, no non-Committee member or member of the Corporation’s management shall be present.

Purpose

The primary function of the Committee is to assist and guide the Board in fulfilling its oversight responsibilities to the Company’s stockholders with respect to (i) the Company’s corporate accounting and financial reporting practices; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent public accountant’s qualifications and independence; (iv) the performance of the Company’s internal audit function and independent public accountant; (v) the quality and integrity of the Company’s financial statements and reports, (vi) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent public accountant; (vii) approving the report that management produces which the rules of the SEC require be included in the Company’s annual proxy statement; and (viii) oversight of the Company’s Code of Business Conduct and Ethics as applied to the Company’s directors and executive officers. The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee and the independent public accountant, the Company’s financial management and internal auditors.

Oversight of the Independent Public Accountant

The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations and the internal audit department is responsible for testing and reporting on internal controls and procedures. The independent public accountant is responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The independent public accountant for the Company is accountable to the Board and the Committee, as representatives of the stockholders. The Committee is directly responsible for the appointment, fees, retention and oversight of the work of the independent public accountant (including resolving disagreements between management and the auditors regarding financial reporting). The Committee has the authority and responsibility to appoint, retain and terminate the Company’s independent public accountant. The Company’s independent public accountant shall report directly to the Committee.

The independent public accountant shall submit to the Committee annually a formal written statement (the “Auditors’ Statement”) describing (a) the auditors’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (c) (to assess the auditors’ independence) all relationships between the independent public accountant and the Company, including each non-audit service provided to the Company and consistent with applicable requirements of the Public Accounting Oversight Board regarding the Company’s accountant’s communication with the Committee concerning independence.

The independent public accountant shall submit to the Committee annually a formal written statement of the aggregate fees billed for each of the last two fiscal years in each of the following categories: (i) professional services rendered by the independent public accountant for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) assurance and related services by the independent public accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements; (iii) professional services rendered by the independent public accountant for tax compliance, tax advice, and tax planning; and (iv) products and services provided by the independent public accountant, other than services described in clauses (i), (ii), and (iii). The written statement shall describe the nature of the services comprising the fees disclosed under clauses (ii), (iii) and (iv).

Committee Duties and Responsibilities

In fulfilling its responsibilities, the Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To carry out its purposes and to implement the policy of the Committee, the Committee shall have the following responsibilities, duties and powers:

1. With respect to independent public accountant,

(a) Decide whether to appoint, retain or terminate the Company’s independent public accountant, including sole authority to approve all audit engagement fees and terms, including scope, extent and procedures of the audit and the compensation to be paid for the audit, and to pre-approve all audit and non-audit services to be provided by the independent public accountant and to consider whether the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors. The Committee shall monitor and evaluate the auditors’ qualifications, performance and independence on an ongoing basis, and shall be directly responsible for overseeing the work of the independent public accountant (including resolving disagreements between management and the auditor regarding financial reporting). In conducting such evaluations, the Committee shall:

•	Evaluate the qualifications, performance, and independence of the independent public accountant and the lead audit partner and, if so determined by the Committee, recommend that the Board replace the independent public accountant or the lead partner;

•	Review the opinions of management and the Company’s internal auditors in assessing the independent public accountant’s qualifications, performance and independence;

•	Discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner, which rotation must occur not less than once every five years, and consider whether there should be a regular rotation of the audit firm itself; and

•	Ensure that the independent public accountant prepares and delivers annually the Auditor’s Statement (it being understood that the independent public accountant is responsible for the accuracy and completeness of the statement), review such statement, discuss with the independent public accountant any relationships or services disclosed (such as the provision of non-audit related services) in the statement that may impact the quality of the audit services or the objectivity and independence of the Company’s independent public accountant, and ensure that the statement delineates all relationships between the auditors and the Company and any other items that may be required by the matters set forth in the applicable requirements of the Public Company Accounting Oversight Board;

(b) Review, upon completion of the audit, the financial statements to be included in the Company’s Annual Report on Form 10-K;

(c) Confer with the independent public accountant and senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls;

(d) Discuss with the independent public accountant the results of the annual audit, including the auditors’ assessment of the appropriateness of the analysis of significant accounting matters, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements, and any other matters required to be communicated to the Committee by the independent public accountant under generally accepted accounting standards; and

(e) Obtain from the independent public accountant in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices to be used, and any material written communications between the independent public accountant and management, such as any “management” letter or schedule of unadjusted differences.

2. With respect to the internal accounting department,

(a) Evaluate the cooperation received by the independent public accountant during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information;

(b) As necessary, review the appointment or replacement of the chief accounting officer; and

(c) Advise the director of internal audit that he or she is expected to provide the Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department relating to internal controls over financial reporting and management’s responses thereto.

3. With respect to financial reporting principles and polices and internal controls and procedures,

(a) Consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Committee by the independent public accountant required by or referred to in the Public Company Accounting Oversight Board’s interim standard AU 380, Communication with Audit Committees, as it may be modified or supplemented, including reports and communications related to:

•	deficiencies noted in the audit in the design or operation of internal controls;

•	consideration of fraud in a financial statement audit;

•	detection of illegal acts;

•	the independent public accountant’s responsibility under generally accepted auditing standards;

•	any restriction on audit scope;

•	significant accounting policies;

•	significant issues discussed with the national office respecting auditing or accounting issues presented by the engagement;

•	management judgments and accounting estimates;

•	any accounting adjustments arising from the audit that were noted or proposed by the auditors but were passed (as immaterial or otherwise);

•	the responsibility of the independent public accountant for other information in documents containing audited financial statements;

•	disagreements with management;

•	consultation by management with other accountants;

•	major issues discussed with management prior to retention of the independent public accountant;

•	difficulties encountered with management in performing the audit;

•	the independent public accountant’s judgments about the quality of the entity’s accounting principles; and

•	reviews of interim financial information conducted by the independent public accountant.

(b) Confer with the independent public accountant, the internal audit team and senior management in separate executive sessions to discuss any matters that the Committee, the independent public accountant, the internal audit team or senior management believe should be discussed privately with the Committee;

(c) Review with the Company’s general counsel any significant legal, compliance or regulatory matters that could have a material impact on the Company’s financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

(d) Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

(e) Investigate any matter brought to the attention of the Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Committee, such investigation or retention is necessary or appropriate;

(f) Discuss the types of financial information and earnings guidance, and the types of presentations made, to analysts and rating agencies;

(g) Review hiring policies for employees and former employees of the independent public accountant. These policies shall provide that no former employee of the independent public accountant may become the chief executive officer, chief financial officer, director of internal audit, chief accounting officer or controller (or serve in a similar capacity) if such person participated in any capacity in the Company’s audit within the one-year period preceding the date of the initiation of the audit;

(h) Review the appointment and replacement of the director of internal audit who shall report to the Committee;

(i) Approve the compensation for the director of internal audit;

(j) Discuss with the independent public accountant and the director of internal audit responsibilities, budget and staffing and any recommendations regarding the internal audit;

(k) Review the internal audit review committee minutes prepared by the internal auditing department and management’s responses;

(l) Discuss earnings press releases;

(m) Discuss the Company’s major financial risk exposures, the steps the Company has taken to monitor and control such exposures, and the Company’s financial risk assessment and risk management policies; and

(n) Discuss the Company’s tax strategies and tax exposures.

4. With respect to reporting and recommendations,

(a) Review management’s report of the Committee and any other disclosures required by the rules of the SEC to be included in the Company’s annual proxy statement and recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K;

(b) Review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval;

(c) Review with the Board an annual performance evaluation of the Committee, prepared with Committee oversight, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall be conducted in such a manner as the Committee deems appropriate. Any member of the Committee may present the evaluation to the Board either orally or in writing;

(d) Report to the Board of Directors on a regular basis and from time to time or whenever it shall be called upon to do so, and make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate;

(e) Consider any reports submitted by the independent public accountant required by any applicable law or regulation;

(f) Meet with management, the independent public accountant and the chief financial officer, the chief accounting officer and director of internal audit to discuss: the scope of the annual audit, the audited financial statements and quarterly financial statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent public accountant, relating to the Company’s financial statements; any audit problems or difficulties, including any restrictions on the scope of the independent public accountant’s activities or access to requested information, and any significant disagreements with management; any “management letter” or “internal control” letter issued, or proposed to be issued; any major issues regarding accounting principles and financial statement presentations, including any significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent public accountant setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(g) Inquire of the Company’s chief executive officer, chief financial officer and chief accounting officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

(h) Obtain from the independent public accountant assurance that the audit was conducted in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.

5. Review and approve a Code of Business Conduct and Ethics with respect to the business conduct, ethics, and related party transactions (the “Code of Conduct”),

(a) Periodically review the Code of Conduct applicable to the Company’s Directors, officers and employees;

(b) Review all requests for waivers of the Code of Conduct involving Directors, members of the executive staff, and senior financial advisors;

(c) Review with Company personnel the Company’s programs designed to ensure compliance with the Company’s Code of Conduct; and

(d) Review potential conflict of interest situations and related party transactions in accordance with the Company’s Related-Person Transactions Policy and approve all transactions required to be disclosed under Item 404 of SEC Regulation S-K.

6. With respect to the Company’s executive officer in charge of risk management,

(a) Discuss the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies, including whether:

•	the risk appetite implicit in the Company’s business model, strategy and execution is appropriate;

•	the expected risks are commensurate with the expected rewards;

•	management has effectively implemented a system to manage, monitor, and mitigate risk, and that system is appropriate given the Company’s business strategy;

•	the Company’s risk management system informs the Board of the major risks facing the Company;

•	an appropriate culture of risk-awareness exists throughout the Company; and

•	there is recognition that management of risk is essential to the successful execution of the Company’s strategy.

(b) Promptly report to the Board regarding changes in the Company’s risk profile and report other risk management issues to the Board as the Committee deems necessary.

7. Perform such other functions as assigned by the Board and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the requirements of NASDAQ, the Committee shall fix its own rules of procedure. The Committee may form and delegate authority to a subcommittee or any member of the Committee when appropriate. Without limiting the generality of the foregoing, the Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent public accountant, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

APPENDIX B

STANDARD PARKING CORPORATION

Nominating and Corporate Governance Committee Charter

Organization

The Board of Directors (the “Board”) shall appoint annually a nominating and corporate governance committee (the “Committee”) and a chairperson thereof.

The Committee shall consist of no fewer than three members. The Committee shall serve at the pleasure of the Board and the Board shall have the power at any time to change the membership of the Committee and to fill vacancies. The composition of the Committee shall at all times conform to applicable regulations promulgated by the Securities and Exchange Commission (the “SEC”) and the applicable listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”).

Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the requirements of NASDAQ, the Committee shall fix its own rules of procedure.

The Committee shall meet twice in advance of an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected. At the first meeting, the Committee will identify director nominees for consideration by the Committee and will review any director nominees proposed by the stockholders. At the second meeting, the Committee will determine the director nominees to recommend to the Board. The Committee may meet additional times as the Committee deems necessary.

Purpose

The Committee shall:

•	identify individuals qualified to become directors and recommend to the full Board the director nominees for each annual meeting of the Corporation’s stockholders;

•	promptly upon the occurrence of a vacancy on the Board for any reason, recommend to the full Board director nominees qualified to fill such vacancy;

•	recommend to the full Board directors to serve on each committee of the Board; and

•	develop, recommend to the Board and assess corporate governance policies.

Committee Authority and Responsibilities

•	The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate.

•	The Committee shall develop qualification criteria for directors, and actively seek, interview and screen individuals qualified to become directors for recommendation to the Board.

•	The Committee shall develop procedures for stockholders to recommend persons as potential director nominees for consideration by the Committee. The Committee shall review potential director nominees proposed by stockholders in accordance with such procedures. In addition, the Committee shall review director candidates directly nominated by stockholders for election by the stockholders in accordance with the Company’s bylaws and report to the Board a recommendation of whether to support or oppose such director candidates and the reasons for such recommendation.

•	The Committee shall recommend director nominees to the full Board each year for election at the annual meeting of stockholders. At the time of recommending director nominees to the Board, the Committee shall inform the Board of the criteria used in making its recommendations.

B-1

•	The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

•	The Committee shall recommend to the full Board one or more director nominee(s) qualified to fill any vacancy in a directorship, whether resulting from death, resignation, disqualification, removal or other cause, except that any such vacancy shall be filled by the stockholders if such vacancy was caused by the removal of a director by the action of the stockholders.

•	The Committee shall develop and recommend to the Board for its approval a set of corporate governance guidelines. At least annually, the Committee shall review the corporate governance guidelines and recommend to the Board appropriate changes to the corporate governance guidelines.

•	The Committee shall make regular reports to the Board.

•	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.

•	The Committee may form and delegate authority to subcommittees when appropriate.

Adopted by the Board the 30th day of June, 2004.

B-2

APPENDIX C

Standard Parking Corporation

Compensation Committee Charter

Adopted by the Board the 1ST day of December, 2010.

Organization

The Board of Directors (the “Board”) of Standard Parking Corporation (the “Company”) shall appoint annually a compensation committee (the “Committee”) composed of not less than three non-employee, independent members of the Board, i.e., those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of whom Is otherwise “independent” under the rules of the The NASDAQ Stock Market, Inc. (“NASDAQ”), a “non-employee” director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Board, by resolution of a majority of the non-employee directors, shall appoint (and may remove) the members of the Committee. All members of the Committee shall be literate in compensation and benefit-related matters. Such literacy shall be determined by the Board in its business judgment.

The Board, by resolution of a majority of the non-employee directors, shall designate one member of the Committee to act as the Chairperson of the Committee. The Committee member so designated shall (i) chair all the meetings of the Committee; (ii) coordinate the evaluation of the performance of the Chief Executive Officer (“CEO”); and (iii) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

The Committee shall serve at the discretion of the Board, and the Board shall have the power at any time to change the membership of the Committee and to fill vacancies. The Committee shall meet at least once annually at such times and places and by such means as the Chairperson shall determine.

Purpose

The purpose of the Committee is to, among other things, provide assistance to the corporate directors in fulfilling their responsibility to the shareholders to ensure that the Company’s executive officers and Board members are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Committee shall (i) review and determine compensation policies, strategies, pay levels and forms of compensation necessary to support organizational objectives; (ii) review and determine bonuses for officers and other employees, (iii) review and determine stock-based compensation, (iv) review and discuss with management the Compensation Discussion and Analysis (“CD&A”) to be included in the proxy statement and annual report of Form 10-K; and (v) prepare the Compensation Committee Report regarding the Committee’s recommendation that the CD&A be included in such proxy statement and annual report, in accordance with applicable rules and regulations of Securities and Exchange Commission (the “SEC”).

The Committee shall maintain free and open means of communication among the Board, any independent consultants, the internal human resources professionals, and the chief executive officer of the Company.

Committee Duties and Responsibilities

The Committee’s policies should remain flexible to react to changing conditions and to ensure the Board and shareholders that: (i) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program, and (ii) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law, and regulatory requirements.

The Committee shall:

•	Review and discuss the CD&A section of the Company’s proxy statement with management.

•	Produce an annual report stating it has reviewed and discussed the CD&A section of the Company’s proxy statement with management.

•	Assist the Company in defining a total compensation policy for its executives that (1) supports the Company’s overall business strategy and objectives, (2) attracts and retains key executives, (3) links total compensation with business objectives and organizational performance in good and bad times, and (4) provides competitive total compensation opportunities at a reasonable cost while enhancing shareholder value creation.

•	Act on behalf of the Board in setting executive compensation policy, administering compensation plans approved by the Board and shareholders, and making decisions for the Board with respect to the compensation of key executives.

•	Review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), change in control and severance provisions/agreements (if and when appropriate), benefits, and supplemental benefits of the CEO, and other executive officers and key executives of the Company.

•	Review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and have the sole authority to determine the CEO’s compensation level based on this evaluation.

•	Evaluate annually the CEO’s and other key executives’ compensation levels and payouts (including long-term incentives) against (i) pre-established performance goals and objectives, including relative shareholder return, (ii) an appropriate peer group, and (iii) the awards given to the CEO or other executive in past years.

•	Review and assess performance target goals established before the start of the year and determine when performance goals have been achieved at the end of the year.

•	Administer the compensation program for the CEO, executive officers, and other key executives and ensure consistency with executive compensation policy.

•	Review and determine incentive plans and equity-based plans that are consistent with the organization’s executive compensation policy.

•	Determine and/or approve awards to employees of long-term incentives pursuant to any of the Company’s employee incentive plans and exercise such other power and authority as may be permitted or required under such plans, and monitor aggregate equity compensation share use, dilution and expense.

•	Review the retirement plans of the Company and determine any differences between plan objectives, needs, and current benefit levels, and approve any amendments.

•	Review the group health care benefits provided against benefits provided by other organizations in the same industry, and evaluate the sharing of risk and funding for any self-administered benefits plans as well as the cost and effectiveness of plan administration.

•	Review and approve compensation (fees and equity) for the non-employee directors.

•	Review the management succession program. If succession responsibility is delegated to another committee, the Committee should coordinate closely with that committee.

•	Keep abreast of current developments in executive compensation outside the Company.

•	Review the performance of the Committee annually, which review should compare its performance with the requirements of this Charter and should reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

•	Review the Company’s compensation policies and practices applicable to all employees as they relate to the Company’s risk management and determine whether the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Such assessment should be reported to the Board.

•	Approve all compensation consultant engagement fees and terms, including engagements with compensation consultants involving services in addition to executive and director compensation (other than any role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation, in favor of executive officer or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide advice). The Committee shall consult with management but shall not delegate these responsibilities, except that the Chairperson of the Committee shall have the authority to grant pre-approvals of services by compensation consultants provided that all pre-approvals by the Chairperson shall be presented to the full Committee at its next scheduled meeting.

•	Assume the responsibility to comply with applicable requirements as established by the SEC and NASDAQ or other governing regulatory authority regarding compensation consultants used to assist in the evaluation of the CEO, other executive officers, employees or non-employee members of the Board.

•	Make regular reports to the Board.

Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Authority to select, retain, terminate, and approve the fees and other retention terms of any compensation consultants retained by the Company shall be vested solely in the Committee. Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the requirements of NASDAQ, the Committee shall fix its own rules of procedure. The Committee may form and delegate authority to subcommittees when appropriate.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 4 AND “ONE YEAR” FOR ITEM 3.

		FOR ALL	WITHHOLD AUTHORITY	*EXCEPTIONS
1.	Election of five directors to serve until the 2012 annual meeting of Standard Parking stockholders, and until the respective successor of each is duly elected and qualified.	☐	☐	☐

01 Charles L. Biggs	04 Michael J. Roberts
02 Karen M. Garrison	05 James A. Wilhelm
03 Robert S. Roath
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.)

Label Area 4” x 1 1/2”

			FOR	AGAINST	ABSTAIN
2.	To consider an advisory vote on compensation of our named executive officers.		☐	☐	☐

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3.	To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers.	☐	☐	☐	☐

			FOR	AGAINST	ABSTAIN
4.	To appoint Ernst & Young LLP as independent auditors for fiscal 2011.		☐	☐	☐

To change your address, please mark this box.			☐

I plan to attend the Annual Meeting.			☐

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         NOTE: Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held on April 29, 2011.
This Proxy Statement and our 2010 Annual Report to Stockholders are
available at http://www.cstproxy.com/standardparking/2011.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
STANDARD PARKING CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE ANNUAL MEETING ON APRIL 29, 2011
     The undersigned hereby constitutes and appoints Robert N. Sacks, Executive Vice President, General Counsel and Secretary, and Jerome L. Pate, Vice President and Associate Counsel, or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at the Whitehall Hotel, 105 East Delaware Place, Chicago, IL, on April 29, 2011, at 8:30 a.m. local time, and at any adjournments thereof, on all matters coming before said meeting.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and proxy statement, both dated April 5, 2011, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.
     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN.
     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 29, 2011. This proxy statement and our 2010 Annual Report to Stockholders are available at http://www.cstproxy.com/standardparking/2011.
     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” items 1, 2 and 4 and “ONE YEAR” for item 3. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
Please sign, date and return this proxy in the enclosed postage prepaid envelope.
(Continued, and to be marked, dated and signed, on the reverse side)